Exhibit 4.2

Dated:            18 September            2012

(1)         The Series B Investors

(2)         The Series A Investors

(3)         The Founders

(4)         The Existing Shareholders

(5)         The Company

Subscription and Shareholders’ Agreement

relating to

Mimecast Limited

TABLE OF CONTENTS

1.	Definitions	1
2.	Interpretation	11
3.	Subscriptions	12
4.	Completion	13
5.	Warranties	14
6.	Limitations on warranty claims	16
7.	Employee share options	18
8.	The Board	18
9.	Information rights	21
10.	Matters requiring consent	23
11.	Business undertakings	24
12.	Sale or IPO	26
13.	Further Issues and transfer of Shares	27
14.	Restrictive covenants	27
15.	Confidentiality	29
16.	Announcements	29
17.	Costs and expenses	30
18.	Survival and cessation of obligations of the Founders	30
19.	Effect of ceasing to hold Shares	31
20.	Cumulative remedies	31
21.	Waiver	31
22.	Termination of Existing Agreements	31
23.	Entire agreement	32
24.	Variation	32
25.	No partnership	32
26.	Assignment and transfer	33
27.	Rights of third parties	33
28.	Conflict between agreements	33
29.	Counterparts	33
30.	Notices	33
31.	Severance	34
32.	Governing law	34
33.	Jurisdiction	34
34.	Confirmation by Founders and Existing Shareholders	35
Schedule 1		36
	Part 1: The Series B Investors	36
	Part 2: The Series A Investors	36
	Part 3: The Founders	36
	Part 4: The Existing Shareholders	37
Schedule 2		38
	Part 1: Particulars of the Company	38
	Part 2: Particulars of the Subsidiaries	39
Schedule 3		41
	Part 1: Members of the Company - pre-Completion	41
	Part 2: Members of the Company – post-Completion	46

2

3

DATE:	18 September	2012

PARTIES

(1)	The persons whose names and addresses are set out in Part 1 of Schedule 1 (the “Series B Investors” and each a “Series B Investor”);

(2)	The persons whose names and addresses are set out in Part 2 of Schedule 1 (the “Series A Investors” and each a “Series A Investor”);

(3)	The persons whose names and addresses are set out in Part 3 of Schedule 1 (together the “Founders” and each a “Founder”);

(4)	The persons whose names and addresses are set out in Part 4 of Schedule 1 (the “Existing Shareholders”); and

(5)	MIMECAST LIMITED (company number 04698693) whose registered office is at 2-8 Balfe Street, London N1 9EG (the “Company”).

INTRODUCTION

(A)	The Company is a company limited by shares, brief particulars of which pre-Completion (including prior to the exercise of certain options and the conversion of certain shares) are set out in part 1 of Schedule 2.

(B)	Details of the legal and beneficial ownership of the share capital of the Company is set out in Parts 1 and 2 of Schedule 3.

(C)	The Series B Investors wish to subscribe for shares in the capital of the Company on and subject to the terms of this Agreement.

OPERATIVE PROVISIONS

1.	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words und expressions set out below shall have the following meanings:

“Acceptance and Authority”	the form or acceptance and authority relating to the Cash Offer in the agreed form

“Accounts”	a consolidation of the audited balance sheets and profit and loss accounts of (he Company and the Subsidiaries for the period ended on (he Accounts Date in the agreed form

“Accounts Date”	31 March 2012

“Act”	the Companies Act 2006, as amended from time to time

“Active Founder”	means: (a) Peter Bauer; and (b) Neil Murray, PROVIDED THAT, in each case, if he ceases to be a party to a Relevant Contract, the Board, pursuant to and in accordance with Article 30 of the New Articles, may at any time thereafter resolve that such Founder is no longer active in the business of any Group Company, whereupon such Founder shall immediately cease to be an Active Founder (in accordance with and subject to the provisions of Article 30 of the New Articles)

“Additional Shares”	as defined in clause 3.2

“A Ordinary Shares”	A ordinary shares of £0.00001 each in the capital of the Company having the rights set out in the New Articles

“Board”	the board of directors of the Company as constituted from time to time

“Board Consent”	the consent of the Board, which may be given orally by a majority of the Board (if properly recorded in the minutes at a board meeting) or in writing r Wessing LLP of 5 New Street Square, London EC4A 3TW

“B Ordinary Shares”	B ordinary shares of £0.00001 each in the capital of the Company having die rights set out in the New Articles

“Business”	the provision of services to enable unified email management, security, continuity and archiving and any other business engaged in by any Group Company from time to time

“Business Day”	a day on which the English clearing banks are ordinarily open for the transaction of normal banking business in the City of London (other than a Saturday or Sunday)

“Cash Offer”	the cash offer document (including the Acceptance and Authority) in the agreed form to be made by the Insight Investors to certain Shareholders

“CFC”	a controlled foreign corporation, as defined in the Code

“Claim(s)”	any claim(s) for breach of any Warranty

“Code”	the Internal Revenue Code of 1966, as amended

“Company’s Solicitors”	Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW

“Completion”	completion by the parties of their respective obligations in accordance with clause 4

“Completion Conditions”	the conditions set out in Schedule 4

“Completion Date”	the date upon which Completion occurs

“Confidential Information”	any information or know-how of a secret or confidential nature relating to any Group Company or of any Investor, including (without limitation):

	(a)	any information regarding this Agreement and the investment by the Investors in the Company pursuant to this Agreement or otherwise;

	(b)	any financial information or trading information relating to any Group Company or of any Investor which a party may receive or obtain as a result of entering into this Agreement;

	(c)	in the case of each Group Company, information concerning:

		(i)	its finances and financial data, business transactions, dealings and affairs and prospective business transactions;

		(ii)	any operational model, its business plans and sales and marketing information, plans and strategies;

		(iii)	its customers, including, without limitation, customer lists, customer identities and contact details and customer requirements;

		(iv)	any existing and planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

		(v)	its technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

		(vi)	its computer systems, source codes and software, including, without limitation, software end technical information necessary for the development, maintenance or operation of websites;

	(vii)	its current Intellectual Property;

	(viii)	its directors, officers, employees and shareholders (including, without limitation, salaries, bonuses, commissions and the terms on which such individuals are employed or engaged and decisions or contents of board meetings); and

	(ix)	its suppliers, licensors, licensees, agents, distributors or contractors (“Professional Contacts”) (both current and those who were customers, suppliers, licensors, licensees, agents, distributors or contractors during the previous two years) including the identity of such Professional Contacts and the terms on which they do business, or participate in any form of commercial co-operation with any Group Company;

	(d)	information concerning or provided to third parties, in respect of which any Group Company owes a duty of confidence (in particular but without limitation, the content of discussions or communications with any prospective customers or prospective business partner); and

	(e)	any other information which it may reasonably be expected would be regarded by a company as confidential or commercially sensitive.

“Connected Persons”	as defined in clause 22.2.1

“C Ordinary Shares”	C ordinary shares of £0.00001 each in the capital of the Company having the rights set out in the New Articles

“CTA	the Corporation Tax Act 2010

“Data Protection Legislation”	the Data Protection Acts of 1984 and 1998, and the EU Data Protection Directive 95/46/EC

“Data Protection Principles”	has the same meaning as the term “Data Protection Principles” under the Data Protection Legislation

“Dawn Capital Director”	the director (if any) appointed and holding office in accordance with clause 8.3

“Dawn Capital Director Consent”	the consent of the Dawn Capital Director, which may be given orally (if properly recorded in the minutes at a board meeting) or in writing

“Dawn Capital Investors”	Dawn Enterprise Capital Fund LP, Dawn Mimecast Holdings Limited and Dawn Mimecast (IT) Holdings Limited and “Dawn Capital Investor” means any one or more of thorn, as the context requires

“Deed of Adherence”	the deed of adherence substantially in the form set out in Schedule 9

“Director Indemnification Agreements”	the director indemnification agreements in the agreed form to be entered into between the Company and each of the Insight Director, the Index Director and the Dawn Capital Director

“Disclosed”	means fairly disclosed to (he Series B Investors in the Disclosure Letter with sufficient explanation and detail to enable the Series B Investors to identify the nature, scope and implications of the matters disclosed

“Disclosure Letter”	the letter in the agreed form from the Warrantor to the Series B Investors executed and delivered immediately before Completion

“Disposal”	means the disposal by the Company of all, or substantially all of its business and assets or the grant of an exclusive license over all or substantially all of the Intellectual Property of the Group

“Employee Information Table”	the document in the agreed form containing summary information regarding the employees of the Company

“Encumbrance”	means any mortgage, charge, security interest, hen, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law)

“Existing Loan Note Schedule”	means the schedule in the agreed form setting out details of the Existing Loan Notes

“Existing Loan Notes”	has the meaning given in the New Articles

“Existing SSA”	means the investment agreement dated 22 December 2009 made between the Company, the Founders, the Investors and the Existing Shareholders (as such terms are defined in such agreement)

“Financial Year”	a financial year as determined in accordance with section 390 of the Act

“Founder Consent”	the consent of each Active Founder, which may be given orally (if properly recorded in the minutes at a board meeting) or in writing

“Founder Director”	a director appointed in accordance with clause 8.6

“Founder Shares”	the founder ordinary shares of £0.00001 each in the capital of the Company having the rights set out in the New Articles

“Fully Diluted Share Capital”	the issued share capital of the Company (assuming that all options and warrants over Shares in the Company and all rights of conversion into Shares in the Company are exercised)

“Group”	all of the Group Companies

“Group Companies”	the Company and each and any of the Subsidiaries and “Group Company” means any one of them

“HMRC”	HM Revenue & Customs

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003

“Index Director”	the director (if any) appointed and holding office in accordance with clause 8.4

“Index Director Consent”	the consent of the Index Director, which may be given orally (if properly recorded in the minutes at a board meeting) or in writing

“Index Investors”	means Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. and Yucca Partners L.P. Jersey Branch and “Index Investor” means any one or more of them, as the context requires

“Insight Director”	the director (if any) appointed and holding office in accordance with clause 8.5

“Insight Director Consent”	the consent of the Insight Director, which may be given orally (if properly recorded in the minutes at a board meeting) or in writing

“Insight Investors”	means Insight Venture Partners VII, L.P., Insight Venture

Partners (Cayman) VII”, LP, Insight Venture Partners VII (Co-Investors), L.P., Insight Venture Partners (Delaware) VH, L.P. and Insight Venture Partners Co-Investment Fund IL LP. and “Insight Investor” means any one or more of diem, as the context requires

“Intellectual Property”	copyrights, trade and service marks, including the Trade Marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same

“Investor Majority”	the consent of the holders of a majority of the Preferred Shores then in issue

“Investors”	the Series A Investors and the Series B Investors and any other person to whom any of them transfer their shares and who becomes a party to this Agreement as an “Investor” by signing a Deed of Adherence in accordance with clause 13.2 and is named therein as on “Investor”

“IPO”	the admission of all or any of the Shares or securities representing those shares (including without limitation American depositary receipts, American depositary shares and/or other instruments) to or the grant of permission by any like authority for the same to be admitted to or traded or quoted on the NASDAQ Global Market or NASDAQ Global Select Market of the NASDAQ OMX Group Inc., or on the Official List of the United Kingdom Listing Authority or on die AIM Market operated by the London Stock Exchange Pic or any other recognized investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000)

“Iron Mountain Contract”	the Email Services Agreement dated April 7, 2009, by and between Mimecast North America, Inc. and Iron Mountain Information Management, Inc (“Iron Mountain”)

“Key Employee”	any employee who is employed or engaged by the Company:

(a) as a director or at management grade; or

(b) in a senior capacity with a basic salary of £100,000 per annum or more

“Lead Index Investor”	Index Ventures V (Jersey), L.P.

“Listing Rules”	the listing rules made by the United Kingdom Listing Authority as the competent authority pursuant to Part VI of the Financial Services and Markets Act 2000 as amended from time to time and including any guidance or guidance manual issued by the United Kingdom Listing Authority from time to time relating to or connected with the listing rules

“Management Accounts”	the management accounts of the Company for the period starting on the Accounts Date and ending on 31 July 2012 in the agreed form

“Management Rights Letter”	the management rights letter between the Company and die Insight Investors in the agreed form to be entered into at or prior to Completion

“New Articles”	the new articles of association of the Company in the agreed form to be adopted on or prior to Completion as amended or superseded from time to time

“New Shares”	the Series B Preferred Shares subscribed by the Series B Investors pursuant to clause 3.1 at a price of US$ 12.067345 per share

“Ordinary Shares”	the Founder Shares, the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares

“Period”	the period of one year immediately preceding the Relevant Date

“Permitted Transferee”	has the meaning given in the New Articles

“Personal Data”	has the same meaning as the term “personal data” under the Data Protection Legislation

“PFIC”	a passive foreign investment company, as defined in the Code

“Preferred Shares”	means the Series A Preferred Shares and the Series B Preferred Shares

“Properties”	the leasehold properties described in Schedule 8

“Prospective Customer”	any person with whom any Restricted Company is in negotiations or is tendering for the supply of its goods and services

“Qualifying Fundraising”	means any investors) subscribing for at least £3 million of newly issued share capital in the form of Relevant Securities (as defined in the New Articles) (of a class either currently existing or not yet in existence) in a single transaction or a series of related transactions

“Registration Rights Agreement”	the registration rights agreement in the agreed form to be entered into between the Company and each of the Investors

“Relevant Contract’	means an employment contract or consulting agreement between a Founder and any Group Company, the terms of which require such Founder to work for such Group Company for at least an aggregate of four days per calendar month

“Relevant Date”	means, in respect of a Founder, the earlier of the Termination Date and the date on which such Founder commenced any period of garden leave pursuant to clause 13.2 of his Service Agreement

“Resolutions”	the resolutions in agreed form to be passed by die Company by written resolution as specified in paragraph (a) of Schedule 4

“Restricted Area”	means the United Kingdom, the United States of America, the Republic of South Africa and each country within the European Union in respect of which (i) any Restricted Company has or is planning to have material business operations as at the Termination Date or (ii) the relevant Founder has direct or indirect responsibility or has received Confidential Information during the Period

“Restricted Company”	any Group Company with which the relevant Founder shall have “been engaged or involved or about which he received Confidential Information at any time during the Period:

“Sale”	a Share Sale or a Disposal, both as defined in the New Articles

“Sale and Purchase Deeds”	the sale and purchase deeds to be entered into between (amongst others) the Insight Investors and certain Shareholders

“Securities Act”	the United States Securities Act of 1933, as amended

“Senior Employee”	any employee who is as at the Termination Date employed or engaged by the Company

(a) as a director or at management grade; or

(b) in a senior capacity with a basic salary of £150,000 per annum or more

“Series A Majority”	the consent of the holders of a majority of the Series A Preferred Shares then in issue

“Series A Preferred Shares”	Series A Preferred Shares of £0.00001 each in the capital of the Company having the rights set out in the New Articles

“Series B Majority”	the consent of the holders of a majority of the Series B Preferred Shares then in issue

“Series B Preferred Shares”	Series B Preferred Shares of £0.00001 each in the capital of the Company having the rights set out in the New Articles

“Series B Investors’ Solicitors”	Goodwin Procter LLP of The New York Times Building, 620 Eighth Avenue, New York, New York 10018, USA

“Service Agreements”	the agreements entered into between the Company and each of the Founders on or about 22 December 2009

“Shareholders”	each of the Founders, the Existing Shareholders and the Investors and the other members of the Company from time to time who are a party to this Agreement

“Share Option Plan”	means the Company’s 2007 Key Employee Share Option Scheme and the 2010 Key Employee Share Option Scheme

“Shares”	means the Ordinary Shares and the Preferred Shares

“Social Obligations”	(a) any common or statutory law, regulation, directive, code of practice or other law in each case having force of law in any jurisdiction relating to the relationship between, the Company and its employees, any potential employee and any trade unions and/or the health and safety of its employees;

(b) and any agreements or legally binding arrangements between the Company and its employees and/or any trade union or other organization which represents some or all of its employees

“Subsidiary”	means a subsidiary of the Company as defined in section 1159 of the Act, brief particulars of which are set out in Part 2 of Schedule 2

“Taxation”	all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in the United Kingdom or elsewhere in the world

“Taxing Authority”	HMRC and any other governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of the United Kingdom or elsewhere in the world

“Termination Date”	the date upon which the Founder concerned ceases to be a director or employee of, or a consultant to, a Group Company whichever is the latest

“Trade Marks”	the trade and service marks and applications, together with associated logos, owned by any Group Company, details of which are set out in die Disclosure Letter

“Transfer Notice”	shall have the meaning given to it in the New Articles

“Warranties”	the warranties given pursuant to clause 5 (references to a particular warranty being to a statement set out in Schedule 5)

“Warrantor”	the Company

2.	Interpretation

2.1	Words and expressions which arc defined in the New Articles shall have the meanings attributed to them therein when used in this Agreement unless otherwise defined or the context otherwise requires.

2.2	Words and expressions which are defined in the Act shall have the meanings attributed to them therein when used in this Agreement unless otherwise defined or the context otherwise requires.

2.3	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.4	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

2.5	References to documents “in the agreed form” are to documents in terms agreed on behalf of the Company and the Series B Investors and initialed on behalf of each such party for the purposes of identification only.

2.6	References to those of the parties that are individuals include their respective legal personal representatives.

2.7	References to “writing” or “written” includes any other non-transitory form of visible reproduction of words,

2.8	References to the word “include” or “Including” (or any similar term) are not to be continued as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.9	Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof,

2.10	References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC Directive unless any such change imposes upon any party any liabilities or obligations which arc more onerous than as at the date of this Agreement.

2.11	Section 1122 of the CTA shall apply to determine whether one person is connected with another for the purposes of this Agreement.

2.12	References in clauses 5 (warranties), S (the board), 9 (Information rights), 11 (business undertakings), 14 (restrictive covenants), 15 (confidentiality), Schedule 5 (warranties) and Part 4 of Schedule 6 (board consent matters) to the Company and the Board shall include each of the subsidiaries of the Company and the directors for the time being of those subsidiaries respectively.

3.	Subscriptions

3.1	Subject to the provisions of clause 4, the Series B investors apply for the allotment and issue to them at Completion of the following shares as set out in the table below and the Company accepts such applications:

Series B Investors	No. of Series B Preferred Shares	Total subscription monies (USS)
Insight Venture Partners VTLLJ.	1,290,384	15,571,500
Insight Venture Partners (Cayman) YD, LP.	568,054	6,854,900
Insight Venture Partners VII (Co-Investors), LP.	29,867	360,415
Insight Venture Partners (Delaware) VII, L.P.	81,620	984,936
Insight Venture Partners Coinvestment Fund IL LP,	1,344,806	16,228,249

TOTAL	3,314,731	40,000,000

3.2	Each of the parties (other than the Company) agrees to vote in favour of the Resolutions and hereby irrevocably waives or procures the waiver of all or any pre-emption rights he or his nominees may have pursuant to the Company’s articles of association or otherwise so as to enable the issue of any shares in the capital of die Company contemplated by this Agreement to proceed free of any such pre-emption rights.

4.	Completion

4.1	Subject to the Completion Conditions being satisfied or waived by the Series B Investors on or prior to Completion, Completion of the subscription by the Series B Investors of the New Shares shall take place at the offices of the Series B Investors’ Solicitors or by electronic exchange of pdf signatures on the Completion Date (or at such other place as the Company and the Series B Investors shall agree) when the events set out in clause 4.2 shall take place in such order as the Series B Investors may require.

4.2	The following events shall occur on the Completion Date:

(a)	each Series B Investor shall (subject to clause 17) pay the sum set out against its name in column 3 of the table in clause 3.1 above (being the aggregate subscription price for the New Shares subscribed by the relevant Series B Investor) by electronic funds transfer to the bank account of the Company’s Solicitors as set out below and payment made in accordance with this clause 4.2 shall constitute a good discharge for the relevant Series B Investor of its obligations under this clause 4.2:

Account name	:	Taylor Wessing USS Client Account
Bank	:	National Westminster Bank
Account Number	:	08498342
Sort Code	:	60-80-08
Bank Address	:	Law Courts, Temple Bar Branch, PO Box 10720,217 Strand, London WC2R IAL
IBAN	:	GB07NWBK60730108498342
SWIFT/BIC	:	NWBKGB2L

(b)	a meeting of the Board shall be held at which the Company shall:

(i)	subject to receipt of the relevant subscription amount, issue the New Shares credited as fully paid to the Series B Investors and enter their names in the register of members in respect thereof;

(ii)	subject to receipt of the relevant subscription amount, execute and deliver to die Series B Investors certificates for the New Shares;

(iii)	appoint Jeff Lieberman as the Insight Director;

(iv)	approve and authorise the execution by the Company of the Registration Rights Agreement;

(v)	approve and authorise the execution by the Company of the Director Indemnification Agreements; and (vi) pass any such other resolutions as may be required to carry out the obligations of the Company under this Agreement;

(c)	the Company and the Investors and the Founders shall enter into the Registration Rights Agreement;

(d)	the Company and each of the Insight Director, the Index Director and the Dawn Capital Director shall enter into the Director indemnification Agreements; and

(e)	the Insight Investors and certain Shareholders and Dawn Mimecast (IV) Holdings Limited and certain Shareholders shall enter into Sale and Purchase Deeds.

4.3	As soon as reasonably practicable following Completion (and in any event within 5 Business Days of Completion)) the Company shall dispatch the Cash Offer (including the Acceptance and Authority) on behalf of the Insight Investors.

5.	Warranties

5.1	The Warrantor acknowledges that the Series B Investors have been induced to enter into this Agreement and to subscribe for the New Shares on the basis of and in reliance upon the Warranties amongst other things.

5.2	The Warrantor warrants to the Series B Investors that each and every Warranty set out in Schedule 5 is true and accurate at the date of this Agreement subject only to:

(a)	the matters Disclosed in die Disclosure Letter; and

(b)	any exceptions expressly provided for under this Agreement.

5.3	Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by me other terms of this Agreement and the Disclosure Letter.

5.4	The rights and remedies of the Series B Investors in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Series B Investors into the affairs of the Company or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

5.5	No information relating to the Company of which the Series B Investors have knowledge (actual or constructive) other than by reason of it being disclosed in accordance with clause 5.2(a) shall prejudice any Claim which the Sales B Investors shall be entitled to bring or shall operate to reduce any amount recoverable by the Series B Investors under this Agreement,

5.6	Where any Warranty is qualified by the expression “so far as the Warrantor is aware” or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Company and also such knowledge which the Company would have had if it had made duo and careful enquiry of Peter Bauer, Neil Murray, Peter Campbell, Alan Kenny, Garth Wittles and Mark Bilbe to ascertain whether each Warranty is correct and not misleading.

5.7	The Series B Investors agree among themselves that the following provisions shall (unless they subsequently agree amongst themselves to the contrary acting by way of a Series B Majority) apply in relation to the enforcement of any of the obligations of the Warrantor owed to the Series B Investors under this Agreement (the “Obligations”):

(a)	no claim in respect of any breach of the Obligations shall be brought by any of the Series B Investors without the prior written consent of a Series B Majority provided that all Series B Investors have been informed of the breach of the Obligations and consulted prior to a Series B Majority decision being made;

(b)	tire costs incurred by any Series B Investors in bringing a claim in respect of any breach of the Obligations shall be borne by all of the Series B Investors proportionately to their holding of New Shares at that time; and

(c)	any damages obtained as a result of any claim in respect of any breach of the Obligations will, after deduction of all costs and expenses, be divided amongst the Series B Investors proportionately to their holding of Now Shares as a percentage of all New Shares at that time.

Any Series B Investor shall be entitled to waive the Obligations owed to it at any time prior to the issue of proceedings with the consequence that it shall not be liable to hear its proportion of the costs referred to in (b) above (which costs per Series B Investor shall increase rateably for the remaining Series B Investors) nor entitled to any of the damages referred to in (c) above.

5.8	The Company acknowledges and agrees that, in connection with any Claim by the Series B Investors for breach of the Obligations, the Series B Investors shall be entitled to seek, as part of any Claim for damages, an amount equal to the Series B Investors’ proportionate share of the amount actually paid by the Company to the Series B Investor as a result of any such Claim.

6.	Limitations on warranty claims

6.1	The limitations set out in this clause 6 shall not apply to the Warrantor in respect of any Claim which is:

(a)	the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Warrantor, or

(b)	which is a result of a breach of warranty statement 1 (share capital) of Schedule 5.

6.2	No Claim may be made against the Warrantor unless written notice of such Claim is served on the Warrantor giving reasonable details of the Claim as soon as reasonably practicable after the Series B Investors become aware of any fact or matter which entitles them to bring a Claim and, in any event, by no later than die date which is the later of three months after delivery to the Series B Investors of the Board approved audited accounts of the Company for the Financial Year of the Company ending 2013 and the second anniversary of the date of this Agreement. Failure to give reasonable details of any Claims shall not prevent the Series B Investors from proceeding with any Claim otherwise made properly under this Agreement.

6.3	The aggregate liability of the Warrantor in respect of all and any Claims shall be limited to an amount equal to die aggregate amount subscribed for New Shares by the Series B Investors pursuant to this Agreement, together with the proper and reasonable costs of recovery in respect of any Claim incurred by or on behalf of the Series B Investors;

6.4	The Warrantor shall not be liable in respect of any Claim unless the aggregate liability for all Claims exceeds £500,000, in which case the Warrantor shall be liable for the entire amount and not merely the excess.

6.5	In calculating liability for Claims for the purposes of clause 6.4 above, any Claim which is less than £10,000 (excluding interest, costs and expenses) shall be disregarded. For these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated and form a single Claim.

6.6	No liability of the Warrantor in respect of any breach of any Warranty shall arise:

(a)	if such breach occurs by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the Completion Date or by reason of any change to Taxation Authority practice or extra-statutory concession occurring after the Completion Date;

(b)	to the extent that specific allowance, provision or reserve has been made in the Accounts or in the Management Accounts specifically in respect of the matter to which such liability relates;

(c)	to the extent that such breach or claim arises as a result of any change in the accounting bases or policies in accordance with which the Company values its assets or calculates its liabilities or any other change in accounting practice from the treatment or application of the same used in preparing the Accounts (save to the extent that such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with);

(d)	to the extent that die Company is entitled to claim an indemnity against the loss or damage suffered which is the object of the Claim under the terms of any insurance policy for the time being in force and the loss and damage has actually been recovered by the Company under such insurance policy, except to the extent that the insurance premium payable for such insurance policy (or the renewal thereof) is thereby increased;

(e)	to the extent that no Claim would have arisen (or the amount of any Claim would not have increased) but for a transaction or arrangement entered into after the Completion Date with the written consent of the Investor Majority.

6.7	The Series B Investors shall be entitled to make a Claim in respect of liability which is contingent or unascertained provided that written notice of the Claim (giving as far as practical the amount and details of the Claim) is given to the Warrantor before the expiry of the period specified in clause 6.2.

6.8	The Warrantor shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the reasonable satisfaction of the Series B Investors within 60 Business Days of the dale on which the notice in clause 6.2 above is received by the Warrantor.

6.9	Nothing in this Agreement shall prejudice each Series B Investors duty under common law to mitigate any loss or liability which is the subject of a Claim.

6.10	The liability of the Warrantor for any Claim notified under clause 6.2 shall (if it has not been previously satisfied, settled or withdrawn) cease 6 months after the date on which the Claim was notified (or in the case of a claim under clause 6.7, 6 months after the contingent or unascertained liability ceases to be contingent or unascertained) unless court proceedings have been started in respect of it or it has been submitted to arbitration and the proceedings or submission to arbitration has not been withdrawn or terminated; provided, however, that any unelapsed part of the six (6) month period shall be tolled while the parties are actively seeking to resolve such Claim and/or are engaged in settlement negotiations or discussions with respect to such Claim.

6.11	Subject to clause 6.6(d), the liability of the Warrantor for a Claim shall be reduced if any Group Company actually receives any recoveries from any third party (including a Taxing Authority or insurer) in respect of the loss suffered by a Group Company giving rise to the Claim and the proportion by which such liability shall reduce shall be the proportion that the amount recovered (less the Group Company’s reasonable costs and expenses of recovery and any amount in respect of Taxation payable in respect of the amount recovered) bears to the loss suffered by the Group Company.

6.12	If, subsequent to any payment to any of the Series B Investors in respect of any Claim, any Group Company actually receives any payment from any third party directly in respect of the loss suffered by a Group Company which resulted in the Claim, the relevant Series B Investors shall, except to the extent that any direct or indirect loss of the Series B Investors has not been compensated or would, following such reimbursement, not be compensated, reimburse to the Warrantor an amount equal to the proportion of such Series B Investors bears to such loss (less the Series B Investors’ and the Group Company’s reasonable costs and expenses of recovery and any amount in respect of Taxation payable in respect of the amount recovered).

6.13	claim for breach of any of the Warranties shall be brought after an IPO.

7.	Employee share options

Save with Founder Consent, the consent of a Series A Majority and a Series B Majority, the Company shall not issue options to directors, employees and consultants of any Group Company save for options in respect of a maximum of 915,613 B Ordinary Shares (including all option giants currently pending) pursuant to the Share Option Plan, the recipients and the terms of all such option grants to be approved by the Board.

8.	The Board

8.1	The members of the Board immediately following Completion shall be the Founders, the Insight Director, the Index Director, the Dawn Capital Director, Peter Campbell and two independent non-executive directors (namely Christopher FitzGerald and Michael Hedger). Board meetings will be held at intervals of not more than ten (10) weeks and at least six (6) Board meetings will be held in each calendar year, at least four (4) of which will be held in person (meaning at least a quorum of Directors are physically present in the same location).

8.2	Save with Insight Director Consent, Index Director Consent and Founder Consent, no business shall be transacted at any meeting of the Board (or committee of the Board) save for that specified in the agenda referred to in clause 8.9.

8.3	For so long as a Dawn Capital Investor is a Shareholder, the Dawn Capital Investors shall have the right jointly:

8.3.1	to appoint and maintain in office such natural person as the Dawn Capital Investors may jointly from time to time nominate as a director of the Company (and as a member of each and any committee of the Board) and to remove any director so appointed and, upon his removal whether jointly by die Dawn Capital Investors or otherwise, jointly to appoint another director in his place; or

8.3.2	to appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board who will be entitled to speak at any such meetings but will have no vote and no authority to bind the Company in any way.

Norman Fiore shall be deemed to be the first director appointed pursuant to this clause 8.3.

8.4	For so long as an Index Investor is a Shareholder, the Lead Index Investor shall have the right:

(a)	to appoint and maintain in office such natural person as the Index Investors may from time to time nominate as a director of the Company (and as a member of each and any committee of the Board) and to remove any director so appointed and, upon his removal whether by the Index Investors or otherwise, to appoint another director in his place; or

(b)	to appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board who will be entitled to speak at any such meetings but will have no vote and no authority to bind the Company in any way.

Bernard Dallé shall be deemed to be the first director appointed pursuant to this clause 8.4.

8.5	For so long as an Insight Investor is a Shareholder, the Insight Investors shall have the right jointly (in their discretion) to either.

(a)	appoint and maintain in office such natural person as the Insight Investors may from time to time nominate as a director of the Company (and as a member of each and any committee of the Board) and to remove any director so appointed and, upon his removal whether by the Insight Investors or otherwise, to appoint another director in his place; or

(b)	appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board who will be entitled to speak at any such meetings but will have no vote and no authority to bind the Company in any way.

Jeff Lieborman shall be deemed to be the first director appointed pursuant to this clause 8.5.

8.6	The Founders shall each have the right

8.6.1	to appoint and maintain in office such natural person as such Founder may from time to time nominate as a director of the Company and to remove any director so appointed and, upon Ids removal whether by his appointing Founder or otherwise, to appoint another director in his place; or

8.6.2	to appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board (provided that the relevant Founder may be precluded from the relevant part of any committee meeting where who has a Conflict (as defined in Article 8.1 of the New Articles) or who is otherwise, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the Company which is the subject of the discussion) who will be entitled to speak at any such meetings but will have no vote and no authority to bind the Company in any way.

The Founders shall be deemed to be the directors appointed hi accordance with this clause 8.6 at Completion.

8.7	Appointment and removal of the Dawn Capital Director, the Index Director, the Insight Director and a Founder Director shall be by written notice to the Company winch shall take effect on delivery at its registered office or at any meeting of the Board or committee thereof.

8.8	The independent non-executive directors on the Board shall be appointed by the Board from time to time. Immediately following Completion these shall be Michael Hedger (who shall also be chairman) and Christopher FitzGerald. Any new independent director appointed shall be nominated by agreement of the Insight Investors, the Index Investors and the Founders and appointed subject to the Board’s approval of his or her appointment. Peter Campbell shall be the initial company secretary of the Company following Completion.

8.9	The Company shall send to each of the Dawn Capital Director, the Index Director, the Insight Director and the Founder Directors (if any) (or any observer appointed by the Index Investors, the Dawn Capital Investors, the Insight Investors or the Founders) (in electronic form if so required):

(a)	reasonable advance notice of each meeting of the Board (being not fewer than five Business Days) and each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(b)	as soon as reasonably practicable after each meeting of the Board (or committee of the Board) (and in any event within 28 days of such meeting) a copy of the minutes.

8.10	Each of the Dawn Capital Director, the Index Director, the Insight Director and the Founder Directors shall be entitled to make ad-hoc requests to the chairman of the Board for an observer to attend any meeting of the Board, such decision shah be made in the chairman’s absolute discretion.

8.11	The Company will:

8.11.1	pay an annual fee of £12,000 (plus VAT) to the Dawn Capital Director (if any); and

8.11.2	reimburse the Dawn Capital Director, the Index Director, the Insight Director, the Founder Directors and any observer appointed by the Index Investors, the Dawn Capital Investors, the Insight Investors or the Founders with the reasonable costs and out of pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

8.12	A remuneration committee and an audit committee, in each case having the terms of reference and membership set out in Parts 1 and 2 respectively of Schedule 10 and otherwise, satisfactory to the Board shall be maintained by the Board.

9.	Information rights

9.1	The Company shall for each month prepare management accounts (in a form approved by the Board from time to time) with comparisons to budgets and containing trading and profit and loss accounts, balance sheets, cash flow statements and forecasts and shall deliver them to the Investors and the Founders within 21 days after (he end of each month. The first management accounts shall be delivered to the Investors and the Founders within 21 days after the end of the month in which Completion takes place.

9.2	The Company shall at least 14 days prior to the end of each financial year prepare and deliver to each Investor and each Founder a detailed operating and capital budget and cash flow forecast in respect of the next financial year in such form as approved by the Board from time to time.

9.3	The audited accounts of the Company and audited consolidated accounts of the Group Companies in respect of each accounting period together with the relative audit and management letters and all correspondence between the Company and the auditors of the Company concerning the accounts, shall be completed and approved by the Board and delivered to the Investors and the Founders within six months after the end of the accounting period to which such audited accounts relate.

9.4	The Company shall prepare a schedule of the Company’s issued share capital and any warrants and/or options to acquire shares and/or convertible securities, broken down by shareholder, optionholder, warrant holder and convertible securities holder (as appropriate) and including the percentage of the Fully Diluted Share Capital held by each holder and shall deliver such share capital schedule to the Investors and the Founders within 21 days after the end of each six month period in the Company’s financial year.

9.5	The Company shall provide die Investors and the Founders as soon as reasonably practicable with such other information concerning the Company and its business as the Investors and/or the Founders may reasonably require from time to time.

9.6

If the Company does not comply with its obligations in clauses 9.1 to 9.5, the Insight Investors, the Insight Director, the Index Investors, the Index Director and a firm of accountants nominated by the Insight Investors and the Index Investors at the Company’s expense will be entitled to attend the Company’s premises to examine the books and accounts of die Company and to discuss the Company’s affairs, finances and accounts with its directors, officers and senior employees. Each Founder and the Company separately undertakes to the Insight Investors and the Index Investors to co-operate with any accountants or representatives appointed by them pursuant to this clause 9.6. The Insight Investors and the Index Investors shall notify the Dawn Capital Director and the Founders in writing of any appointment of accountants for this purpose and the date of any inspection to be made and shall provide copies of the same information and documentation collected by any accountant and/or representative for the Insight Investors and the Index Investors to the Dawn Capital Director and the Founders.

9.7	The Dawn Capital Director and any observer appointed by the Dawn Capital Investors shall be at liberty from time to time to make full disclosure to the Dawn Capital Investors of any information relating to the Company.

9.8	The Index Director and any observer appointed by the Index Investors shall be at liberty from time to time to make full disclosure to the Index Investors of any information relating to the Company.

9.9	The Insight Director and any observer appointed by the Insight Investors shall be at liberty from time to time to make full disclosure to the Insight Investors of any information relating to the Company.

9.10	The Founder Directors and any observers appointed by the Founders shall be at liberty from time to time to make full disclosure to the Founders of any information relating to the Company.

9.11	Each Investor shall be at liberty from time to time to make such disclosure:

(a)	to its partners, trustees, shareholders, unitholders and other participants and/or to any Member of the same Group or Member of the Same Fund Group (each as defined in the New Articles) for die purposes of, but not limited to, reviewing existing investments and investment proposals;

(b)	to any lender to the Company and/or to any shareholder of the Company,

(c)	about the Company as shall be required by law and any regulatory authority to which any Investor is subject; and

(d)	to me Company’s auditors and/or any other professional advisers of the Company, in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit.

9.12	Other than any information which is required to be made available to shareholders of a company, the right of a Founder to receive information referred to in this clause 9 shall terminate for so long as the Board (acting reasonably and having given written notice to the Founder of such opinion) believes that the relevant Founder is concerned, engaged or interested directly or indirectly in any capacity whatsoever in any business or entity competing with the business carried on by any Group Company.

10.	Matters requiring consent

10.1	Each of the Shareholders who are a party to this Agreement shall exercise all voting rights and powers of control available to him in relation to the Company to procure that:

(a)	for so long as any Preferred Shares are in issue, save with the prior written consent of an Investor Majority, the Company shall not effect any of the matters referred to in Part 1 of Schedule 6;

(b)	for so long as any Series A Preferred Shares are in issue, save with the prior written consent of a Series A Majority, the Company shall not effect any of the matters referred to in Part 2 of Schedule 6;

(c)	for so long as any Series B Preferred Shares are in issue, save with the prior written consent of a Series B Majority, the Company shall not effect any of the matters referred to in Part 3 of Schedule 6;

(d)	save with Board Consent, no Group Company shall effect any of the matters referred to in Part 4 of Schedule 6; and save with Insight Director Consent, Index Director Consent and Founder Consent, no Group Company snail affect any of the matters referred to in paragraph (e) of Part 4 of Schedule 6;

(e)	save with Founder Consent, the Company shall not effect any of the matters referred to in Part 5 of Schedule 6; and

(f)	save with Dawn Capital Director Consent, amend the New Articles where such amendments shall adversely affect die rights attached to the Series A Preferred Shares and/or the A Ordinary Shares held by the Dawn Capital Investors (and/or any Permitted Transferee of any Dawn Capital Investor to whom a Dawn Capital Investor has transferred Shares) whether directly or indirectly, save as part of a Qualifying Fundraising after first consulting with the Dawn Capital Director on any proposed changes.

10.2	As a separate obligation, severable from the obligations in clause 10.1, the Company agrees that

(a)	for so long as any Preferred Shares are in issue, save with the prior written consent of an Investor Majority, the Company shall not effect any of the matters referred to in Part 1 of Schedule 6;

(b)	for so long as any Series A Preferred Shares are in issue, save with the prior written consent of a Series A Majority, the Company shall not effect any of the matters referred to in Part 2 of Schedule 6;

(c)	for so long as any Series B Preferred Shares are in issue, save with the prior written consent of a Series B Majority, the Company shall not effect any of the matters referred to in Part 3 of Schedule 6;

(d)	save with Board Consent, no Group Company shall effect any of the matters referred to in Part 4 of Schedule 6; and save with Insight Director Consent, Index Director Consent and Founder Consent, no Group Company shall effect any of the matters referred to in paragraph (e) of Part 4 of Schedule 6;

(e)	save with Founder Consent, the Company shall not effect any of the matters referred to in Part 5 of Schedule 6; and

(f)	save with Dawn Capital Director Consent, amend the New Articles where such amendments shall adversely affect the rights attached to the Series A Preferred Shares and/or the A Ordinary Shares held by the Dawn Capital Investors (and/or any Permitted Transferee of any Dawn Capital Investor to whom a Dawn Capital Investor has transferred Shares) whether directly or indirectly, save as part of a Qualifying Fundraising after first consulting with the Dawn Capital Director on any proposed changes.

10.3	The Index Director or such other person as the Index Investors shall nominate in writing to the Board shall be authorised to communicate in writing the consent of the Index Investors to any of the matters referred to in Part 1 of 10.3 Schedule 6 and/or Part 2 of Schedule 6 and/or paragraph (e) of Part 4 of Schedule 6.

10.4	The Insight Director or such other person as the Insight Investors shall nominate in writing to the Board shall be authorised to communicate in writing the consent of the Insight Investors to any of the matters referred to in Part I of Schedule 6 and/or Part 3 of Schedule 6 and/or paragraph (e) of Part 4 of Schedule 6.

10.5	The Dawn Capital Investors (or any of them) or such other person as the Dawn Capital Investors may nominate in writing to the Board shall be authorised to communicate in writing Dawn Capital Director Consent to any of the matters referred to in clauses 10.1(f) or 10.2(f).

10.6	Any Active Founder or such other person as any Active Founder shall nominate in writing to the Board shall be authorised to communicate Founder Consent on behalf of the relevant Active Founder to any of the matters referred to in Part 5 of Schedule 6 and/or paragraph (e) of Part 4 of Schedule 6.

10.7	For the avoidance of doubt, no consent right set out in this clause 10 shall be asserted by any party in connection with the exercise of any specific right or power of any holder of Shares specifically negotiated and expressly set out in this Agreement, the New Articles or the Registration Rights Agreement.

11.	Business undertakings

11.1	The Founders severally undertake, so far as it lies within their respective power to do so, to use their reasonable endeavors to promote the best interests of the Company and so far as it lies within their respective power shall ensure that Ore Business is conducted with good business practice.

11.2	Unless otherwise agreed by an Investor Majority and Founder Consent and Dawn Capital Director Consent and the Series B Majority, the Company shall apply the proceeds of the subscription by the Series B Investors for the New Shares in the furtherance of the Business in accordance with the budgets adopted pursuant to clause 9.2 on the terms of this Agreement.

11.3	The Founders and the Company severally undertake to the Investors to procure, so far as it lies within their respective power to do so, that the Founders and the Company and, where applicable, each Group Company will comply with the requirements set out in Schedule 7.

11.4	Within six (6) months following the Completion. Date, the Company shall document and implement a complete transfer pricing with respect to all significant transactions among the Group Companies.

11.5	The Company agrees to use its commercially reasonable efforts to refinance the Existing Loan Notes on terms reasonably satisfactory to the Board (including the Insight Director) as soon as reasonably practicable following the Completion Date.

11.6	No later than, three (3) months following the end of the Company’s taxable year, the Company shall provide the following information to each Investor (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a statement from the Company setting forth whether or not, so far as the Company is aware, any Group Company was a CFC during such taxable year. Upon a determination by the Company, any Investor or any Taxing Authority that any Group Company is a CFC for any taxable year, the Company will provide prompt written notice to each Investor, and shall furnish to each Investor, on a timely basis, all information reasonably requested by such Investor that is reasonably necessary to satisfy the United States income tax return filing requirements of such Investor (or its owners) arising from its divestment in the Company and relating to any Group Company’s classification as a CFC and the amount, if any, of any Subpart F income (within the meaning of the Code) of any Group Company.

11.7

Each Group Company shall make due inquiry on at least an annual basis regarding its status as a PFIC, and if the Company determines that that any such entity has become a PFIC, or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, the Company shall promptly notify each Investor of such status or risk, as the case may be. The Company agrees to make available to each investor upon request, the books and records of each Group Company, and to provide such information reasonably requested by any Investor that is pertinent to such Group Company’s status or potential status as a PFIC. Upon a determination by the Company, any Investor or any Taxing Authority that any Group Company has been or is likely to become a PFIC, the Company will provide each Investor with all information reasonably requested by such Investor that is in the Company’s possession to permit such Investor (and its owners) to (a) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to such

Group Company, and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, any Investor or any Taxing Authority that any Group Company is a PFIC for a particular year, then for such year and for each year thereafter for which such Group Company is a PFIC, the Company will also provide each Investor that so requests with a completed “PFIC Annual Information Statement” as required by United States Treasury Regulations Section 1.1295-1(g) and otherwise complying with applicable United States Treasury Regulations requirements.

11.8	The Company shall provide any information and assistance reasonably requested by the Investor that is reasonably necessary for the Investor (and any of its owners) to file its tax returns.

11.9	The Company shall use its reasonable endeavours not to become (or permit any Group Company to become) a PFIC. The Company shall notify the Investors prior to any issuance, dividend, or other distribution of Company shares by the Company that would reasonably be expected to result in the Company or any Group Company becoming a CFC.

11.10	As soon as reasonably practicable following the date hereof, the Company shall use its reasonable endeavours to amend the Iron Mountain Contract to remove any restriction, mutation or consent right on or relating to a Sale on terms reasonably satisfactory to the Insight Director; provided, however, that if me Company shall not have amended the Iron Mountain Contract in accordance with the terms hereof by October 7, 2013 (the “End Date”‘), then the Company shall take all action necessary to terminate the Iron Mountain Contract, including by delivering a notice of termination to Iron Mountain by no later than the End Date in accordance with the terms of the Iron Mountain Contract unless such obligation is waived by the Insight Director prior to the End Date.

12.	Sale or IPO

12.1	The parties agree to keep one another informed of all and any developments which might lead to any Sale or IPO.

12.2	Each party acknowledges and agrees that upon a Sale or IPO the Investors shall not be obliged to give warranties or indemnities (except a warranty as to title to the shares held by such Investor).

12.3	If a Sale or IPO is not achieved by the fifth anniversary of Completion then the Company shall, if required by an Investor Majority at the Company’s expense, appoint a professional adviser (to be agreed with the prior sanction of an Insight Director Consent and an Index Director Consent) on a discreet mandate by way of a consultative process with the Board to report on exit opportunities and strategy and copies of such reports shall be made available to the Investors and the Founders (at the Company’s cost).

12.4	It is hereby agreed by die parties that, on a IPO, the Shareholders shall:

(a)	to the extent required by:

(i)	the Listing Rules; or

(ii)	the Securities Act; or

(iii)	any equivalent requirements of any other recognised investment exchange (as defined in the Financial Services and Markets Act 2000),

retain such number of their shares in the Company held at the time of the IPO for such period after IPO as is required by the Listing Rules, the Securities Act or the. rules and requirements of the relevant recognised investment exchange; and

(b)	have regard to the recommendation of the Company’s brokers on an IPO in determining their respective sale of shares upon the Company’s IPO and shall make such determination with a view to ensuring the success of the IPO.

13.	Further Issues and transfer of Shares

13.1	Each of the Founders and Existing Shareholders undertakes to the Investors that he shall not, and shall not agree to, transfer, mortgage, charge or otherwise dispose of the whole or any part of his interest in, or grant any option or other rights over, any shares in the capital of the Company to any person except where permitted by or in accordance with the New Articles and this Agreement.

13.2	Save with the consent of the Board (acting with Insight Director Consent, Index Director Consent and Founder Consent), none of the parties to this Agreement shall transfer, mortgage, charge or otherwise dispose of the whole or any part of his interest in, or grant any option or other rights over, any shares in the capital of the Company nor shall the Company issue any shares or equity securities (other than B Ordinary Shares), to any person who is not a party to this Agreement without first obtaining from the transferee or subscriber a Deed of Adherence.

13.3	The Deed of Adherence shall be in favour of the other parties to this Agreement and shall be delivered to the Company at its registered office and to the Insight Investors and die Index Investors. No share transfer or issue of shares shall be registered unless such Deed of Adherence has been delivered.

14.	Restrictive covenants

14.1	For the purpose of assuring to the Investors and the Company the value of the Business and any other business which may be conducted by a Restricted Company from time to time and the full benefit of the goodwill of the business of each Restricted Company and protecting Confidential Information and workforce stability, each of the Founders hereby severally undertakes and covenants with the Investors and the Company that (save for any interest in the shares or other securities of a company traded on a securities market so long as such interest does not extend to more than 5 per cent of the issued share capital of the company or the class of securities concerned or, save with the written consent of an Investor Majority, the Insight Director and the Dawn Capital Director) he shall not:

(a)	while he is a director or employee of, or a consultant to, any Restricted Company carry on or be concerned, engaged or interested directly or indirectly (in any capacity whatsoever) hi any trade or business competing with the trade or business of any Restricted Company as carried on at the time or, in relation to any trade or business of any Restricted Company at any time during the previous two years; or

(b)	during the period of 18 months commencing on the Relevant Date:

(i)	within the Restricted Area carry on or be concerned, engaged or interested directly or indirectly in any capacity whatsoever in any business or entity competing with the business carried on by any Restricted Company; or

(ii)	either on his own behalf or in any other capacity whatsoever directly or indirectly do or say anything which may lead to any person (including any agent supplier or distributor) ceasing to do business with any Restricted Company on substantially the same terms as previously (or at all) or reducing the business which they do with any Restricted Company; or

(iii)	either on his own behalf or on behalf of any business or entity competing with any Restricted Company within the Restricted Area directly or indirectly endeavour to entice away from any Restricted Company or solicit business in respect of goods or services which any Restricted Company offers or plans to offer at the Termination Date from any person, firm or company who was a client or customer or Prospective Customer of any Restricted Company during the Period and with whom (in each case) who shall during the Period have had direct dealings on behalf of a Restricted Company or about which he has received Confidential Information; or

(iv)	either on his own behalf or on behalf of any business or entity competing with any Restricted Company within the Restricted Area directly or indirectly have business dealings in respect of goods or services which any Restricted Company offers or plans to offer at the Termination Date to any person, firm or company who was a client or customer or Prospective Customer of any Restricted Company during the Period and with whom (in each case) he shall during die Period have had direct dealings on behalf of any Restricted Company or about which he has received Confidential Information;

(v)	either on his own behalf or in any other capacity whatsoever directly or indirectly employ, engage or induce, or seek to induce, to leave the service of any Restricted Company any Senior Employee with whom he shall have had dealings during the Period or about which he has Confidential Information whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of die Restricted Company or otherwise; or

(c)	at any time after the Termination Date represent himself as being in any way currently connected with or interested in the business of any Restricted Company (other than as a shareholder, director, employee or consultant if that be the case).

14.2	Each of the restrictions contained in each paragraph of clause 14.1 is separate and distinct and is to be construed separately from the other such restrictions. Each of the Founders hereby acknowledges that be considers such restrictions to be reasonable both individually and in the aggregate and that the duration extent and application of each of such restrictions are no greater than is necessary for the protection of the goodwill of the businesses of each Restricted Company, Confidential Information and the stability of the workforce and that the consideration paid by the Investors for the New Shares applied for in this Agreement takes into account and adequately compensates him for any restriction or restraint imposed thereby. However, if any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, each of the Founders hereby agrees that such restriction shall apply with such modification as may be necessary to make it valid.

15.	Confidentiality

15.1	Subject to clauses 9.7 to 9.11 (inclusive), each of the parties agrees to keep secret and confidential and not to make use of disclose or divulge to any third party or to enable or cause any person to become aware of (save in the proper performance of the Founder’s duties for the Company) any Confidential Information but excluding any information which is or which comes into the public domain (otherwise than through the wrongful disclosure of any party) or which they are required to disclose by law or by the rules of any regulatory body to which the Company is subject. Nothing in this clause shad prevent any Founder from making a “protected disclosure” pursuant to the Public Interest Disclosure Act 1998 or equivalent legislation elsewhere.

15.2	The Company acknowledges that at least same of the Investors are in the business of venture capital investing and therefore review die business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company, provided that the Investor does not directly or indirectly disclose or otherwise make available any Confidential Information to any such enterprise.

16.	Announcements

16.1	Except in accordance with clauses 9.7 to 9.11 (inclusive) or 16.2 and except for the press release in the agreed form (if any), the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including but not limited to the Investors’ investment in the Company) or any ancillary matter.

16.2	Notwithstanding clause 16.1, any party may:

(a)	make any press release to the effect that it has made an investment in the Company and/or that it is a shareholder in the Company and/or otherwise with the prior written consent of an Investor Majority, the Dawn Capital Director, the Insight Director and the Board; or

(b)	if and to the extent required by:

(i)	law; or

(ii)	any securities exchange on which any party’s securities are listed or traded; or

(iii)	any regulatory or governmental or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter.

17.	Costs and expenses

17.1	The Company shall pay at Completion (and agrees that the Series B Investors or the Series B Investors’ Solicitors on behalf of the Series B Investors may deduct from the sums payable in accordance with clause 4.2(a)) all legal, accounting and due diligence fees and disbursements of the Series B Investors in relation to the negotiation, preparation, execution, performance and implementation of this Agreement and each document referred to in it and other agreements forming pan of the transaction up to a maximum amount of US$ 100,000. Any such fees and disbursements which are not deducted by the Series B Investors or the Series B Investors’ Solicitors on behalf of the Series B Investors at Completion shall be reimbursed promptly upon request by the Series B Investors (up to the aggregate limit referred to in this clause 17.1).

17.2	The Company and the other parties shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

18.	Survival and cessation of obligations of the Founders

The obligations on a Founder under clauses 14 (restrictive covenants) and 15 (confidentiality) shall survive any transfer by him of all or any shares in the Company and shall survive him ceasing to be a director or employee of or consultant to any Group Company but otherwise upon a Founder ceasing to hold shares in die Company and ceasing to be a director or employee of or consultant to any Group Company he shall have no further obligation or liability hereunder but without prejudice to the due performance by him of all obligations up to die date of such cessation.

19.	Effect of ceasing to hold Shares

Save as set out in clause 18, a party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his rights with effect from the date he ceases to hold or beneficially own any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

20.	Cumulative remedies

The rights, powers, privileges and remedies conferred upon the Investors in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

21.	Waiver

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy; provided, however, that if a claim is made under the Existing SSA with respect to any matter for which the Series B Investors would also be entitled to make a Claim under this Agreement, then any damages paid in respect of such Claim shall be paid among the Series B Investors and the Series A Investors proportionately to their respective holdings of Shares.

22.	Termination of Existing Agreements

22.1	Save for clause 6.1 of file Existing SSA which shall continue in full force and effect, the parties hereto acknowledge and agree that the Existing SSA shall terminate with immediate effect upon Completion.

22.2	Each of the parties (other than the Company) to the Existing SSA hereby irrevocably:

22.2.1	acknowledges and agrees that it has no claim (actual or contingent) or right against the Company or any of its directors, employees, officers, shareholders, agents, or representatives (together, “Connected Persons”) under, in respect of, related to, arising from or connected with the Existing SSA; and

22.2.2	waives, releases and discharges any and all present causes of action, disputes, controversies, claims, counterclaims, set-offs, debts, demands, obligations, costs (whether legal or otherwise), expenses, fees and liabilities, whether they are contingent or not, which are in existence and/or leave arisen at the date hereof, whether or not they have already been asserted by such party or any other person or entity and whether or not known to them, which are owed, due from, payable by or hi respect of which there is any liability on die part of the Company and/or any of its Connected Persons, under, in respect of, related to, arising from or connected with the Existing SSA.

23.	Entire agreement

23.1	This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

23.2	Each of the Investors confirms and undertakes to each other Investors that there are no other arrangements or documentation relating to their subscription for the Preferred Shares (including the remuneration of any Investor appointee) save as set out or expressly referred to in this Agreement and/or the New Articles).

23.3	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement and the documents referred to or incorporated in this Agreement

23.4	Without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this Agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this Agreement or not) and upon which it has relied in entering into this Agreement,

23.5	Each of the parties acknowledges and agrees that the only cause of action available to it under die terms of this Agreement and the documents referred to or incorporated in this Agreement shall be for breach of contract.

23.6	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

24.	Variation

Any variation of this Agreement is valid only if it is in writing and signed by the Company and the parties to this Agreement who hold at least ninety percent (90%) of the aggregate of the issued share capital of the Company held by the parties to this Agreement (including an Investor Majority, a Series B Majority, the Founders, and a Dawn Capital Consent), in which event such change shall be binding against all of the parties hereto provided that if such change would impose any new obligations on a party or increase any existing obligation, the consent of the affected party to such change shall be specifically required.

25.	No partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

26.	Assignment and transfer

26.1	Subject to clause 26.3, this Agreement is personal to the parties and no party shall:

(a)	assign any of its rights under this Agreement; or

(b)	transfer any of its obligations under this Agreement; or

(c)	sub-contract or delegate any of its obligations under this Agreement; or

(d)	charge or deal in any other manner with this Agreement or any of its rights or obligations.

26.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 26.3 shall be ineffective.

26.3	An Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of shares in the capital of the Company from such Investor in accordance with the New Articles and has executed a Deed of Adherence.

27.	Rights of third parties

27.1	Subject to clause 272, this Agreement does not confer any lights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

27.2	The general partner of an Investor or the management company authorised from time to time to act on behalf of an Investor or another person or persons nominated by an investor, shall be entitled to enforce all of the rights and benefits under Ibis Agreement on behalf of such Investor at all times as if party to this Agreement.

28.	Conflict between agreements

Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the New Articles, the terms of this Agreement shall prevail as between the Shareholders and in such event the Shareholders shall procure such modification to the New Articles as shall be necessary.

29.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement

30.	Notices

30.1	Any communication and/or information to be given in connection with this Agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or fax or email or in electronic form:

(a)	to any company which is a party at its registered office (or such other address as it may notify to the other parties to this Agreement for such purpose); or

(b)	to any individual who is a party at the address of that individual shown in Schedule 1; or

(c)	to an Investor at the address of that Investor shown in Schedule 1,

(or in each such case such other address as the recipient may notify to the other parties for such purpose).

30.2	A communication sent according to clause 30.1 shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by pre-paid first class post, on the second day after posting; or

(c)	if sent by fax, email or other electronic communication, at the time of completion of transmission by the sender; except that if a communication is received between 17.30 London, UK time on a Business Day and 09:30 London, UK time on the next Business Day, it shall be deemed to have been received at 09:30 London, UK time on the second of such Business Days.

31.	Severance

31.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

31.2	If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

32.	Governing law

This Agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including any dispute or claim relating to no ii-contractual obligations) shall be governed by and construed in accordance with English law.

33.	Jurisdiction

The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual obligations).

34.	Confirmation by Founders and Existing Shareholders

Each of the Founders and Existing Shareholders confirms to the Investors that, for the purposes of entering into the transactions contemplated by this Agreement:

(a)	he has entered into such transactions entirely on the basis of his own assessment of the risks and effect thereof; and

(b)	he is owed no duty of care or other obligation by the Investors; and

(c)	insofar as he is owed any such duty or obligation (whether in contract, tort or otherwise) by the Investors he hereby waives, to the extent permitted by law, any rights (save in the case of any fraudulent misrepresentation) which he may have in respect of such duty or obligation.

35.	Regulatory matters

No Investor or general partner of any Investor or management company authorised from time to time to act on behalf of any Investor is acting for or advising any other party to the transaction that is the subject of this Agreement and accordingly no such Investor, general partner of any Investor and/or management company of any Investor (as appropriate) shall be responsible to any other party for providing any protection afforded to any client (as defined in the Glossary to the FSA Handbook of rules and guidance) for any Investor.

Schedule 1

Part 1: The Series B Investors

	Name	Address
1	Insight Venture Partners VTJ, L-P.	680 Fifth Avenue, New York, NY 10019, USA

2	Insight Venture Partners (Cayman) VII, LP.	680 Fifth Avenue, New York, NY 10019, USA

3	Insight Venture Partners VII (Co-Investors), L.P.	680 Fifth Avenue, New York, NY 10019, USA

4	Insight Venture Partners (Delaware) VII, LP.	680 Fifth Avenue, New York, NY 10019, USA

5	Insight Venture Partners Coinvestment Fund II, L.P.	680 Fifth Avenue, New York, NY 10019, USA

Part 2: The Series A Investors

	Name	Address
1	Index Ventures V (Jersey), LP.	Index Ventures Associates V Limited, Whiteley Chambers, Don Street, St. Helier, Jersey, JE4 9WG, Channel Islands

2	Index Ventures V Parallel Entrepreneur Fund (Jersey), I*P.	Index Ventures Associates V Limited, Whiteley Chambers, Don Street, St Helier, Jersey, JE4 9WC-, Channel Islands

3	Yucca Partners LP. Jersey Branch	C/o Ogier Employee Benefit Services Limited, Whiteley Chambers, Don Street, St. Helier, Jersey, JE4 9WQ, Channel Islands

4	Dawn Enterprise Capital Fund LP	C/o Dawn Capital LLP, 14 Buckingham Street, London WC2N6DF

5	Dawn Mimecast (II) Holdings Limited	PO Box 3175, Road Town, Tortola, British Virgin Islands Part 3: The Founders

Part 3: The Founders

	Name	Address
1	Neil Murray	Stoke Gap House, Ashton Road, Stoke Brueme, Normaniptonshiro, NN12 7AM

2	Peter Bauer	78 Main Street, Southborough, MA 01772, USA

Part 4: The Existing Shareholders

	Name	Address
1	Rock Trustees as trustees of the Butterworth Trust	Rock House, Sark, GY9 OSD
2	Dawn Enterprise Capital Fund LP	c/o Dawn Capital LLP, 14 Buckingham Street, London WC2N 6DF
3	Dawn Mimecast Holdings Limited	PO Box 3175, Road Town, Tortola, British Virgin Islands
4	Dawn Mimecast (II) Holdings Limited	PO Box 3175, Road Town, Tortola, British Virgin Islands
5	James Espey	17 Somerset Road, Wimbledon. London SN19 5JZ
6	Mark Bilbe	112 Puritan Lane, Sudbury Massachusetts, USA 01766
7	Osprey Heights Limited	Genesis Trust & Corporate Services Limited, Compass Centre, Shedden Road, PO Box 448 GT George Town, Grand Cayman
8	Roger Fullerton	Chalet la Montfenine, Cret de la Prairie 27, Chesieres, Vaud, 1885, Switzerland

Schedule 2

Part 1: Particulars of the Company

Registered number:	04698693

Registered office:	2-8 Balfe Street, London N1 9EG

Directors:	Peter Cyril Bauer Peter Andrew James Campbell Bernard Dalle Norman Benito Fiore Christopher Francis FitzGerald Michael Cary Hedger Neil Hamilton Murray

Secretary:	Peter Andrew James Campbell

Accounting reference date:	31/03

Charges:	Rent Deposit Deed registered on 23/02/2008 entered into with Land & Equity Holdings Limited

Rent Deposit Deed registered on 12/06/2008 entered into with Land & Equity Holdings Limited

Rent Deposit Deed registered on 15/07/2009 entered into with Land & Equity Holdings Limited

Debenture registered on 01/02/2012 entered into with Silicon Valley Bank

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:

10,000,000 Founder Shares of £0.00001 each

40,000,000 A Ordinary Shares of £0.00001 each

50,000,000 B Ordinary Share of £0.00001 each

330,000 C Ordinary Shares of £0.00001 each

4,231,090 Series A Preferred Shares of £0.00001 each

Issued share capital:

5,817,021 Founder Shares of £0.00001 each

4,133,801 A Ordinary Shares of £0.00001 each

3,379,315 B Ordinary Shares of £0.00001 each

330,000 C Ordinary Shares of £0.00001 each

4231,090 Series A Preferred Shares of £0.00001 each

Part 2: Particulars of the Subsidiaries

Name of company:	Mimecast Services Limited

Registered number:	4901524

Registered office:	2-8 Balfe Street, London, N1 9EG

Directors:	Peter Andrew James Campbell Peter Cyril Bauer Neil Hamilton Murray

Secretary:	Peter Andrew James Campbell

Accounting reference date:	31 March

Charges:	None

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:	1,000 Ordinary shares of £0.01 each

Issued share capital:	100 Ordinary shares of £0.01 each

Name of company:	Mimecast North America, Inc.

Registered number:	EIN: 26-0851633

Registered office:	16192 Coastal Highway, Lewes, Delaware 199589776 USA

Directors:	Peter Cyril Bauer Peter Andrew James Campbell

Secretary:	Peter Andrew James Campbell

Accounting reference date:	31 March

Charges:	None

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:	1500 no par value shares for an amount of $1

Issued share capital:	100 no par value shares for an amount of $1

Name of company:	Mimecast South Africa (Pry) Ltd

Registered number:	2004/000965/07

Registered office:	Upper Grayston Office Park, 150 Linden Road, Strafliavon, Sandton, 2032, RSA

Directors:	Peter Andrew James Campbell Garth Wittles

Secretary:	Ulf Maske

Accounting reference date:	31 March

Charges:	None

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:	1,000 Ordinary shares of ZAR 1

Issued share capital:	1 Ordinary shares of ZAR 1

Name of company:	Mimecast Offshore Limited

Registered number:	6150

Registered office:	c/o Foreshore Limited, The Powerhouse, Queens Road, St, Helier, Jersey, JE2 3AP

Directors:	Robin James Hagerman Graeme Russell Harker

Secretary:	Rock Trustees Limited

Accounting reference date:	31 March

Charges:	None

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:	10,000 Ordinary shares of £1

Issued share capital:	1 Ordinary share of £1

Name of company:	Mimecast Nordics AB Ltd

Registered number:	556762-6733

Registered office:	Settcrwalls Advokatbyra AB, Box 1050, Se-101 39, Stockholm, Sweden & C/O Navista AB, Box 1600, 183 16 TABY

Directors:	Peter Andrew James Campbell Alan Kenny

Secretary:	N/A

Accounting reference date:	30 June

Charges:	None

Auditors:	PricewaterhouseCoopers LLP

Authorised share capital:	N/A

Issued share capital:	100 share of 100 SEK

Schedule 3

Part 1: Members of the Company - pre-Completion

Member	Number of Founder Shares held
Peter Bauer	1,812,447
Butterworth Trust	1,500,000
Neil Murray	2,504,574

TOTAL	5,817,021

Member	Number or A Ordinary Shares held
Roger Fullerton	625281
James Espey	1,000,000
Mark Bilbe	85,000
Osprey Heights Ltd	639,000
Dawn Enterprise Capital Fund LP	1,348,300
Dawn Mimecast Holdings Limited	436,220

TOTAL	4,133,801

Member	Number of B Ordinary Shares held
Osprey Heights Ltd	270,044
Hibiscus Limited	399,405
Maitland Trustees	129,000
Grant Stein	118,185
Dandy Investments	270,000
Nova Investment Management Limited	140,000
David Titcombe	180,330
Matthew FitzGerald	148,340
Ian Taylor	88,030
Julie Turner	58,680
Kerry Baris	58,680
Nick Malaczynski	58,680
Robert Juxon	37,600

David Juxon	45,860
Robert Court	260200
Santa Anita Limited	58,680
Jill FitzGerald	91,730
David Lyons	58,680
Clive Jordan	44,540
Louise Gafmey	44,540
Deepak Kumaraswamy	19,340
Mark Lewis and Fiona Nadaraja	176,050
CIBC Bank and Trust Company (Cayman) Limited	26,160
Dramatis Limited	102,950
Richard Thomas	22,230
Samantha Hamilton	9,120
Milo Trust	18,220
Helen Hedger	40,000
Mike Hedger	99,140
James Adrian Rory MacEwen	4,140
Alexander Keswick MacEwen	4,140
Charles Julian Speers	4,140
Ross Jennings	17,968
Henry Beckwith	6,620
Simon Piers Beckwith	6,620
Sam Johnson-Hill	3310
James Heddle	830
Simon Charles Wragg	1,110
Cedar Consulting (UK) Limited	24,910
Earl Trust Company Ltd as Trustees of the Murdoch Trust	19280
G M Trustees as Trustee of the BMD Trust	19,280
Barton Court Limited	41,240

William Carey Evans	33,690
Dramatis Limited	2,480
Segal Universal Technologies S. A.	8270
Brandon Bekkcr	64,550
Ross Rennie	10,000
Steve McKenzie	66,660
Michael Taylor	621,922
Paul Stafford	18,220
Marzanne and Craig Fullcrton	132,190
Ruslan Capital	33,050
Dawn Mimecast Holdings Limited	198,280
Dawn Mimecast (III) Holdings Limited	1,279,688
Rafi International FZC LLC	165,230
Samantha Marie Maske	18,990
Mark Bilbe	49,570
(Picter) Andre Hamman	10,510
Orlando Scott-Cowley	20,000
David Goldberg	20,000
Jonathan Gale	34,227
Stephen Thompson	8,260
Madeleyne Shergoid	9,750
Tim Pickard	20,000
Grant Hodgkinson as Trustee of the Hodgkinson Family Trust	32,504
Index Ventures V (Jersey) LP	959,669
Index Ventures V Parallel Entrepreneur Fund	7,769
Yucca Partners	12,250
Inder Arya	3,305
Rajiv Aria	6,600
Merchant Investors (Trustee Services) Limited	30,770

Alan Sutton	19,231
Athanasios Missaikos	19,231
Allan Cawood	19,231
Jason Goodall	19,231
Raoul Fraser	9,616
Robert Suss	19,231
Cherry Freeman	9,616
Paul Kanereok	9,616
Sandeep Patel	3,847
Richard Mowbray	8,172
Carlos Farjallah	14,620
David Lashbrook	7,823
Lynn Lashbrook	15,647
Graeme Edwards	39,350
Andrew Millar	18260
R&H Trust Co (Jersey) Limited as trustee of The Ihchbold Trust	20,930
Westwinds Grantees Limited as Trustees of the Ocean Trust	22,040
BWSIPP Trustees Limited on Behalf of BW SEPP - Clough S - 5424	100,000
Cannon Asset Management Limited as Trustees of The Francisan Trust (Paul Stafford)	28,846
Genevieve Weynerowski	3,305
Matthew Ravden	30,342
Mohammed Naqui Mirza	10,156
Harindcr Bhullar	10,156
Sarah Kok	22,000
JTC Trustees Limited as trustees of the Brandon Bekker Trust	83,050
Corvus Limited	499,270
Lauren Fletcher	8,500

Johan Krugcr	20,000
Mary Kay Roberto	93,722
Jacqueline Osborne	3,778
Ulf Maske	4,900
Irmgard Maske	5,013
Adam Towns	4,957
Nigel Towns	4,956
Laetitia Marie Guydot	10,667
Jim Tui trustees as trustees of the Jim Tui family trust	29,334
Mandy McKenzic	11,765
Ken Greene	12,500

TOTAL	8,379,315

Member	Number of Series a Preferred Shares held
Dawn Enterprise Capital Fund LP	325,480
Dawn Mimecast (II) Holdings Limited	196,900
Index Ventures V (Jersey) LP.	3,633,050
Index Ventures V Parallel Entrepreneur Fund (Jersey) L.P.	29,300
Yucca Partners	46,360

TOTAL	4,231,090

Member	Number of C Ordinary Shares held
Peter Bauer	180,000
Neil Murray	150,000

TOTAL	330,000

Part 2: Members of the Company – post-Completion

In addition to the members and shareholdings set out in Part 1 of Schedule 3 above, there will be the following additional members immediately following Completion

Member	Number of Series B Preferred Shares held
Insight Venture Partners VII, L.P.	1,290,384
Insight Venture Partners (Cayman) VII, LP.	568,054
Insight Venture Partners VII (Co-Investors), LP.	29,867
Insight Venture Partners (Delaware) VII, L.P.	81,620
Insight Venture Partners Coinvestment Fund II, L.P.	1,344,806

TOTAL	3,314,731

Parts 1 and 2 of this Schedule 3 do not reflect the exercise of options over 259,140 B Ordinary Shares, the issue of 53,330 B Ordinary Shares to Brandon Bekker, the conversion of 500,000 Founder Shares into A Ordinary Shares or the transfer of any shares pursuant to the Sale and Purchase Deeds or the Cash Offer.

Schedule 4

Conditions to Completion

(a)	the passing of directors’ and shareholders’ resolutions in the agreed form at a duly convened Board meeting and a general meeting or by shareholders’ written resolution to:

(i)	authorise the allotment of the New Shares and the Additional Shares;

(ii)	waive pre-emption rights in respect of the allotment and issue of the New Shares and the Additional Shares; and

(iii)	adopt the New Articles;

(b)	delivery to the Series B Investors of the Accounts and the Management Accounts;

(c)	delivery to the Series B Investors of the Disclosure Letter;

(d)	delivery to die Insight Investors of the Management Rights Letter duly executed by the Company;

(e)	delivery to the Insight Director of the Director indemnification Agreement with the Insight Director duly executed by the Company;

(f)	delivery to the Series B Investors of the Registration Rights Agreement;

(g)	delivery to the Insight Investors of the Sale and Purchase Deeds in respect of the shares being purchased by the Insight Investors; and

(h)	delivery to the Series B Investors of the Cash Offer (including Acceptance and Authority).

Schedule 5

Completion Warranties

1.	Share capital

1.1	The persons listed in Part 1 of Schedule 3 are the legal and, so far as the Warrantor is aware, the beneficial owners of the number of Ordinary Shares set opposite their respective names in Part 1 of Schedule 3 and all of the shares set out in Part 1 of Schedule 3 are fully paid and comprise the entire issued share capital of the Company. Save as set out in the appendix to this Agreement, none of the share capital of the Company (whether issued or unissued) is under option or subject to any mortgage, charge (fixed or floating), pledge, lien, security, interest or other third party right (including rights of pre-emption) and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

1.2	The Founders are the legal and the beneficial owners of the number of Founder Shares set opposite their respective names in Part 1 of Schedule 3.

1.3	A current snare capitalisation table of the Company showing all of the issued shares of the Company together with all shares in respect of which options or warrants have been granted and all shares reserved for the issue of options and warrants is appended to this Agreement.

1.4	After giving effect to the transactions contemplated hereby, the insight Investors shall jointly own up to 16.9 percent of the Fully Diluted Share Capital.

2.	Information

2.1	The information contained or referred to in the Introduction, Schedules 2, 3 and 8, the Existing Loan Note Schedule and the Employment Information Table is true, complete and accurate and not misleading.

3.	Accounts

3.1	The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years, comply with the requirements of the Act and give a true and fair view of the state of affairs of the Company at the Accounts Date and of the profits and losses for the period concerned.

3.2	The Accounts make proper provision for or, in the case of actual liabilities, properly disclose, note or take into account as at the Accounts Date:

(a)	all liabilities whether actual contingent or disputed;

(b)	all capital commitments whether actual or contingent;

(c)	all bad and doubtful debts; and

(d)	all Taxation.

3.3	The Accounts properly provide or reserve for all Taxation for which the Company was liable at the Accounts Date.

3.4	The profits (or losses) shown in the Accounts have not to a material extent been affected (except as disclosed therein) by any extraordinary or exceptional event or circumstance or by any other factor rendering such profits unusually high or low,

4.	Management Accounts

The Management Accounts:

(a)	have been prepared in accordance with good accounting practice for the preparation of management accounts on a basis consistent with that upon which the management accounts of the Company for the period to the Accounts Date were prepared;

(b)	reasonably reflect the financial affairs of the Company at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

(c)	ore not inaccurate or misleading in any material respect.

5.	Events since the Accounts Date

5.1	Since the Accounts Date as regards each Group Company:

(a)	its business has been carried on in the ordinary course and so as to maintain the same as a going concern;

(b)	it has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other man capital equipment in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability) which is not specifically referred to in the Management Accounts;

(c)	no dividend or other distribution (as defined by CTA) has been declared, made or paid to its members nor has it repaid any loan capital or other debenture;

(d)	no material change has been made (or agreed to be made) in the emoluments or other terms of employment of any of its employees who arc in receipt of remuneration in excess of £100,000 per annum or of any of die directors of such Group Company nor has it paid any bonus or special remuneration to any such employee or any of its directors;

(e)	it has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

(f)	there has not been any material deterioration in the financial position or prospects of the Business as currently operated (whether in consequence of normal trading or otherwise);

(g)	neither the trading nor the profitability of the Business as currently operated shows, as regards turnover, the state of order book, expenses and profit margins, any material deterioration or downturn by comparison with the period ended on the Accounts Date;

(h)	no part of tire Business as currently operated has been effected to a material extent by the loss of any important customer, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor so far as the Warrantor is aware are there any circumstances likely to lead thereto;

(i)	no Key Employee has been dismissed or made redundant nor has any Group Company taken or omitted to take any action which would entitle any Key Employee to claim that he has been constructively dismissed; and

(j)	there are no liabilities (including contingent liabilities) outstanding on the part of such Group Company other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of business since the Accounts Date which are similarly disclosed in the Management Accounts or in the books and records of such Group Company.

6.	Taxation

6.1	Each Group Company has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to and is not involved in any dispute with any Taxing Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and such Group Company is not aware of any matter which is likely to lead to such dispute.

6.2	Each Group Company has duly paid or fully provided for all Taxation for which it is liable and the Warrantor is not aware of any circumstances in which interest or penalties in respect of Taxation not duly paid are likely to be charged against it in respect of any period prior to Completion.

6.3	No liability of any Group Company to Taxation, or to account for Taxation, has arisen or will arise up to Completion save for

(a)	corporation tax payable in respect of normal trading profits earned by it;

(b)	income tax deducted under PA YE regulations;

(c)	national insurance contributions in respect of cash emoluments; or

(d)	value added tax for which it is accountable to any Taxing Authority and which has where appropriate been deducted or charged and where due paid to the appropriate Taxing Authority.

6.4	No Group Company has entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Warrantor is aware) any other person unlawfully evading Taxation.

6.5	All documents to which any Group Company is a party or which form part of such Group Company’s title to any asset owned or possessed by it or which such Group Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

6.6	No directors, officers or employees of any Group Company have received from such Group Company any securities, interests in securities or securities options as defined in Part 7 of ITEPA.

6.7	No directors, employees or officers of any Group Company have received any securities or interests in securities from any Group Company in a form which is or is likely to be treated as a “readily convertible asset” as defined in Section 702 of ITEPA.

6.8	All directors, officers or employees of each Group Company who have received any securities or interests in securities from each Group Company falling with Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under Section 431(1) of ITEPA.

6.9	Each Group Company is a close company as defined in Section 439 of CTA and is not and has never been a close investment-holding company as defined in Section 34 of CTA.

6.10	No distribution within Section 1064 of CTA has been made by any Group Company and no loan or advance within Sections 455, 459 and 460 of CTA has been made (and remains outstanding) or agreed to, by such Group Company, and such Group Company has not, since the Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

6.11	So far as tire Warrantor is aware, all acquisitions or disposals of assets by the Company and all supplies of services by and to the Company have occurred on arm’s length terms between unconnected persons and for a consideration in cash at market value.

6.12	Each Group Company is registered for the purposes of the Value Added Taxes Act 1994. Each Group Company has complied with all statutory provisions, regulations and notices relating to VAT and has duly and punctually accounted for and/or paid HMRC all amounts of VAT which it ought to have so accounted for and/or paid.

6.13	So far as the Warrantor is aware, after giving effect to the transactions contemplated hereby and by the Completion Conditions, none of the Group Companies will be a CFC or a PFIC.

7.	Litigation

7.1	No Group Company, and so far as the Warrantor is aware, no person for whose acts and defaults it may be vicariously liable, is at present engaged, or previously engaged since 22 December 2009, whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Warrantor is aware, is pending (other than as claimant in the collection of debts arising in the ordinary course of the business carried on by it none of which exceeds £10,000 and which do not exceed £50,000 in aggregate) or is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the Company is in progress or so far as the Warrantor is aware pending.

7.2	There are no circumstances known to the Warrantor likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) prosecution, investigation or enquiry.

7.3	There are no outstanding claims, legal actions, proceedings or arbitrations under the Existing SSA.

8.	Properties

8.1	Each Group Company, as applicable, has a good and marketable tide to and is the sole legal and beneficial owner of each of the Properties as described in Schedule 8 and the particulars of the Properties as set out in Schedule 8 are true and accurate in all material respects. With the exception of the Properties, none of the Group Companies does own, use or occupy any other land or building whether under a licence or otherwise.

8.2	Save for the charges listed in Schedule 2, each of the Properties is free from all leases, tenancies, options, licences, mortgages, charges, liens and Encumbrances and any agreement to create any of them.

8.3	As far as the Warrantor is aware all covenants, obligations (including without limitation statutory obligations), restrictions and conditions affecting any of the Properties or the applicable Group Company as owner or lessee thereof have been observed and performed and all outgoings (including rates) have been duly paid and so far as the Warrantor is aware all die Properties are insured by the reversionary landlord to their full reinstatement value.

8.4	No Group Company has received any compulsory purchase orders or resolutions affecting any of the Properties or any proposal for such an order or resolution of which the Warrantor is aware,

8.5	All deeds and documents necessary to prove title to each of the Properties are in the possession of the Group Companies (or under the control of the Group Companies) and all Stamp Duty Land Tax has been or will be paid and where 8.6 title to any of the Properties requires to be registered at the Land Registry it has been so registered with tide absolute.

8.6	No notice, order, agreement, action or proceedings affecting any of the Properties has been served or commenced or adversely affects the Properties and there are no disputes concerning any of the Properties with any person and as far as die Warrantor is aware there are no circumstances now existing which are likely to result in any such notice, order, action, agreement or proceedings being served or commenced or any such dispute arising.

8.7	There is no actual or contingent liability on die part of any Group Company in relation to any real property other than the Properties including any actual or contingent liability as previous lessee or underlessee or guarantor or surety or covenantor in relation to any lease or underlease.

9.	Intellectual Property

9.1	The Group Companies own or license all Intellectual Property necessary to operate the Business as currently operated.

9.2	The Group Companies have taken all reasonable steps necessary to protect all Intellectual Property and know-how used by them and which is material to the Business as currently operated and the Group Companies have not themselves granted any rights to third parties in relation to any of their Intellectual Property (other than in the ordinary course of business).

9.3	So far as the Warrantor is aware, the operations of the Group Companies and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy and the Warrantor is not aware of any claims or applications for registration which might be material for disclosure to the Series B Investors as an applicant for shares in the Company.

9.4	All Intellectual Property, which is or is likely to be material to the business of the Group Companies, is (or in the case of applications will be) legally and beneficially vested exclusively in the Group Companies (or otherwise licensed to the Group Companies) and, so as far as the Warrantor is aware, valid and enforceable and, so as far as the Warrantor is aware, not subject to any claims of opposition from any third party.

9.5	No Intellectual Property in which any Group Company has any legal and beneficial interest and which is, or is likely to be, material to the business of the Group Companies is:

(a)	so far as the Warrantor is aware, being (or has been) infringed, misappropriated or used without permission by any other person; or

(b)	subject to any licence, estoppel or authority or similar right in favour of any other person, except in the ordinary course of business or otherwise as set out in the agreements listed in the Disclosure Letter.

9.6	All Intellectual Property which is registered in the name of any Group Company, or in respect of which any Group Company has made application for registration, is:

(a)	listed and briefly described in the Disclosure Letter;

(b)	legally and beneficially vested in such Group Company; and

(c)	so far as the Warrantor is aware, valid and enforceable.

9.7	All renewal fees in respect of the registered Intellectual Property have been duly paid, and all other steps required for the maintenance and protection of the registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

9.8	So far as the Warrantor is aware, nothing has been done or omitted to be done whereby any of die Intellectual Property owned or used by any Group Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

9.9	So far as the Warrantor is aware, no other person has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by any Group Company.

9.10	No Group Company has knowingly disclosed or permitted to be disclosed to any person (other than under the protection of confidentiality undertakings or to the Investors and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

9.11	The copy of the standard terms and conditions of the Group Companies annexed to the Disclosure Letter are properly incorporated into any transaction conducted over the internet by die Group Companies and govern access to and use of any internet website owned, operated or hosted by the Group Companies or through which die Group Companies conduct any of their business (“Company Website”).

9.12	So far as the Warrantor is aware, no domain names have been registered by any person which are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Group Companies.

9.13	So far as the Warrantor is aware, the contents of any Group Company Website comply with all laws and regulations and codes of practice in any applicable jurisdiction.

9.14	So far as the Warrantor is aware, there are no third party claims that any domain name registered by any Group Company is in infringement of a third party’s domain name or other Intellectual Property rights.

10.	Assets, debts and stock

10.1	None of the book debts included in the Accounts, the Management Accounts or which have subsequently arisen have been outstanding for more than three months from then due dates for payment and all such debts have realised or, so far as the Warrantor is aware, will realise in the normal course of collection their full value, save as provided in the Accounts, the Management Accounts or in the books of the Company.

10.2	None of the existing debt of any Group Company has been converted into Shares.

10.3	Save as set out in Schedule 2, no Group Company has granted any security over any part of its undertaking or assets other than liens arising in the ordinary course of business,

10.4	All assets used by and all debts due to any Group Company or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the date of Completion its absolute property and none is the subject of any Encumbrance (save for the charges listed in Schedule 2 and save hi respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

10.5	The present stock and work-in-progress of the Group Companies is in good condition and is (or will be once completed) capable of being sold profitably.

10.6	Each material asset needed for the proper conduct of the Business as currently operated is in good repair and working order (fair wear and tear excepted).

10.7	The assets of the Group Companies constitute all of the assets necessary to conduct the Business as it is currently conducted as of the date of Completion.

11.	Contracts with connected persons

11.1	There are no loans made by any Group Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by any Group Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

11.2	There are no existing contracts or arrangements to which any Group Company is a party and in which any of its directors or shareholders and/or any person connected with any of them is interested other than this Agreement and the Service Agreements.

11.3	There are no agreements between any of the Founders or between any of the Founders and any Group Company other than this Agreement and the Service Agreements.

11.4	No Founder nor any person connected with a Founder owns any property used by any Group Company.

12.	Employment arrangements

12.1	Details of all contracts of service or for services and other arrangements (including, without limitation, details of notice periods and all remuneration) of all officers, employees and consultants of the Group Companies are set out in or copies thereof annexed to the Disclosure Letter.

12.2	There are no agreements or other arrangements (binding or otherwise) for collective bargaining or, so far as the Warrantor is aware, outstanding or anticipated claims or disputes between any Group Company and any trade union or other body representing all or any of the employees of any Group Company.

12.3	No Group Company owes any amount to, or has any outstanding obligations in respect of, any of its present or former directors, employees or shareholders other than remuneration accrued during the month in which this Agreement has been entered into.

12.4	No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment of any present or former director or employee of any Group Company.

12.5	No variation to the terms of any contract of employment has been promised to any employee of any Group Company,

12.6	There are no legally enforceable agreements or arrangements for the payment of any pensions, allowances, lump sums or other like benefits on redundancy, retirement or on death or during periods of sickness or disablement for the benefit of any director or former director or employee or former employee of any Group Company or for the benefit of the dependants of any such person.

13.	Statutory and legal requirements

13.1	All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Group Companies, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Group Companies have been complied with in all material respects, and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with in all material respects and so far as die Warrantor is aware there are no circumstances which are likely to lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Group Companies may carry on their business.

13.2	No Group Company has committed or is liable for any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty.

13.3	In respect of himself only (so that no Founder shall have any liability in respect of the breach by the other Founder of this Warranty), each Founder confirms that he has not:

(a)	been convicted of a criminal offence (except any road traffic offence not punished by a custodial sentence);

(b)	been disqualified from being a company director; or

(c)	given, or offered to give, a disqualification undertaking under section 1A of the Company Directors Disqualification Act 1986.

13.4	No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

13.5	In respect of any Personal Data processed by the Company, each Group Company, such Group Company;

(a)	has made all necessary registrations and notifications of its particulars in accordance with the Data Protection Legislation;

(b)	complies with the Data Protection Legislation (including but not limited to the Data Protection Principles) and any legally binding guidance notes or guidelines issued by the Information Commissioner; and

(c)	has complied with any subject access requests made pursuant to the Data Protection Legislation.

13.6	In respect of any Personal Data processed by any Group Company, all details supplied to the Information Commissioner by such Group Company in relation to each application for registration or notification are, so far as the Warrantor is aware, accurate and complete in all material respects and no notice of any kind has been received by any Company under any provision under any part of the Data Protection Legislation or any analogous legislation in any part of die world.

14.	Records and registers

So far as the Warrantor is aware, the records (including computer records), statutory books, registers, minute books and books of account of each Group Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies leave been duly and correctly delivered or made and there has been no notice received by any Group Company of any proceedings to rectify the register of members of such Group Company and there are no circumstances which are likely to lead to any application for rectification of the register of members.

15.	Insurance

The Disclosure Letter contains a copy of all insurance policies held by each Group Company. In respect of such insurances:

(a)	all premiums have been duly paid to date;

(b)	so far as the Warrantor is aware all the policies are in full force and effect and are not voidable on account of any act, omission or nondisclosure on the part of the insured party nor so far as the Warrantor is aware are they likely to be declared null and void as a consequence of which any claim might be rejected; and

(c)	so far as the Warrantor is aware there are no circumstances which will or are likely to give rise to any claim and no insurance claim is outstanding.

16.	Group structure

Save for each Subsidiary, the Company does not have any subsidiary companies nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

17.	Agreements and capital commitments

17.1	Each Group Company:

(a)	is not party to any agreement or arrangement which entitles any person to claim a fee or commission as a result of or in relation to Completion;

(b)	has no material capital commitments of a value greater than £100,000;

(c)	is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature (meaning not capable of termination within a period of 12 months) or which involves or could involve a material obligation or liability;

(d)	has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated duo date;

(e)	is not a party to any agreement which is or may become terminable as a result of die entry into or completion of this Agreement;

(f)	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

(g)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any material asset;

(h)	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

(i)	so far as the Warrantor is aware, is not a party to any agreement requiring registration or notification under or by virtue of any statute; or

(j)	is not in material default of any material agreement or legally binding arrangement to which it is a party, and such Group Company is not aware of any material default of any such agreement or arrangement by any counterparty to such agreement.

17.2	No Group Company has been or is a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

18.	Borrowings and facilities

Full details of all limits on each Group Company’s bank overdraft facilities and all borrowings of each Group Company (including borrowing among the Group Companies) are set out in the Disclosure Letter and each Group Company is not in breach of any of their terms and so far as the Warrantor is aware none of such facilities or terms of borrowing will be terminated as a result of die entry into of this Agreement.

19.	Social obligations

19.1	So far as the Warrantor is aware, each Group Company has during the three years ending on the date of this Agreement complied with all its Social Obligations.

19.2	No person has in the last 12 months notified any Group Company of any alleged breach of its Social Obligations and there are no disputes between any Group Company and its employees or any trade union.

20.	Additional Warranties

20.1	All board and shareholder approvals required by law were properly given for any corporate actions undertaken by the Company requiring such approval since its incorporation.

20.2	The Company owns the entire issued share capital of each Subsidiary and no other person has any interest in, rights over, or right to acquire any interest in, rights over, any shares in any Subsidiary.

20.3	The Company is not a party to any agreement or arrangement which entitles any person to claim a fee or commission as a result of or in relation to the issue of shares or securities in the Company or the grant of any right to subscribe for, or acquire any interest in, any shares or securities in the Company.

20.4	So far as the Warrantor is aware, all outstanding options granted to option holders resident in the UK pursuant to the Share Option Plan qualify for tax relief under Chapter 9 Part 7 PTETA and Schedule 5 ITEPA.

20.5	In relation to all agreements for the licence of information technology to each Group Company:

(a)	such Group Company has satisfied all of its payment obligations which have fallen due for payment; and

(b)	such Group Company has not received notice that any of its operations constitute a material breach of any of these agreements and nor is it aware of any facts, matters or circumstances which are likely to give rise to such an allegation of material breach.

20.6	Mo Group Company has received from any customer of such Group Company that has 1,000 seats or more notice to terminate its agreement with such Group Company or, as far as the Warrantor is aware, no such customer is threatening to terminate its agreement with any Group Company and all agreements with such customers are in full force and effect against the Company and, so far as the Warrantor is aware, all agreements with such customers are in full force and effect against such customers.

Schedule 6

Part 1: Matters requiring Investor Majority consent

(a)	purchase, buy-in, redeem or reduce (other than pursuant to an existing agreement with a director, employee or consultant of any Group Company which has been disclosed to the Investors) share capital or consolidate or sub-divide share capital;

(b)	propose or pay any dividend or propose or make any other distribution (as defined under section 1000 or section 1064 of CTA);

(c)	increase or decrease the maximum or minimum number of directors of the Company set out in the New Articles;

(d)	permit any Group Company to cease to carry on its business or permit any Group Company or its directors (or any one of them) to take any step to wind up any Group Company, save where it is insolvent (within the meaning of section 123 of the Insolvency Act 1986);

(e)	permit any Group Company or its directors (or any one of them) to take any step to place any Group Company into administration (whether by the filing of an administration application, a notice of intention to appoint an administrator or a notice of appointment), permit any Group Company or its directors to enter into any arrangement, scheme, moratorium, compromise or composition with its creditors (whether under Part I of the Insolvency Act 1986 or otherwise) or to apply for an interim order under Part 1 of the Insolvency Act 1986, or permit any Group Company or its directors to invite the appointment of a receiver or administrative receiver over all or any part of the Group Company’s assets or undertaking;

(f)	negotiate or permit the disposal of shares in the Company amounting to a Share Sale or IPO or negotiate or permit a Disposal;

(g)	permit any amendment to the New Articles (as adopted on or around the Completion Date) or the passing of any resolution which is inconsistent with the New Articles (as adopted on or around the Completion Date);

(h)	make any material change to the nature of the business as carried on by any Group Company;

(i)	grant options to directors, employees and consultants of any Group Company in excess of the aggregate number set out in clause 7 or amend the Share Option Plan or adopt any new share option plan;

(j)	make any change to:

(i)	its auditors; or

(ii)	its accounting reference date;

(k)	other than where expressly contemplated by this Agreement or the Service Agreements, enter into or vary any transaction or arrangement with, or for the benefit of any directors or shareholders of the Company or any other person who is a “connected person” with any of its directors or shareholders; or

(l)	enter into any transaction or make any payment other than on an arm’s length terms for the benefit of the Company.

Part 2: Matters requiring Series A Majority

(a)	alter or change the rights, preferences or privileges attaching to the Series A Preferred Shares;

(b)	create any new class or series of shares in the capital of the Company having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares;

(c)	permit any amendment to the New Articles (as adopted on or around die Completion Date) or the passing of any resolution which is inconsistent with the New Articles (as adopted on or around the Completion Date);

(d)	offer or grant any registration rights to any shareholder or potential shareholder in the Company that is senior to the registration rights as set out in the Registration Rights Agreement;

(e)	convert or cause or permit to be converted the whole or any part of any debt of any Group Company which is in existence on the Completion Date (including but not limited to the Existing Loan Notes) into Shares; or

(f)	save as provided in clause 8, permit the removal of the Index Director.

Part 3: Matters requiring Series B Majority

(a)	alter or change the rights, preferences or privileges attaching to the Series B Preferred Shares;

(b)	create any new class or series of shares in the capital of the Company having rights, preferences or privileges senior to or on a parity with the Series B Preferred Shares;

(c)	permit any amendment to the New Articles (as adopted on or around the Completion Date) or the passing of any resolution which is inconsistent with the New Articles (as adopted on or around the Completion Date);

(d)	offer or grant any registration rights to any shareholder or potential shareholder in the Company that is senior to the registration rights as set out in die Registration Rights Agreement;

(e)	convert or cause or permit to be converted the whole or any part of any debt of any Group Company which is in existence on the Completion Date (including but not limited to me Existing Loan Notes) into Shares; or

(f)	save as provided in clause 8, permit the removal of the Insight Director.

Part 4: Matters requiring Board Consent

(a)	factor any of its debts, borrow monies (other than by way of its facilities in place at the date of this Agreement), accept credit (other than normal trade credit) or enter into finance lease or hire purchase arrangements of an aggregate value in excess of £1,000,000;

(b)	mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of its undertaking, property or assets (other than any mortgages and charges detailed in Schedule 2);

(c)	subscribe or otherwise acquire, or dispose of, any shares in the capital of any other company in a transaction or series of related transactions valued at more than £2,000,000;

(d)	acquire or dispose of the whole or part of the undertaking of any other person or dispose of the whole or part of the undertaking of the Company in each case in a transaction or series of related transactions valued at more than £2,000,000;

(e)	deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with intellectual property of the Company other than in the ordinary course of business; or

(f)	incur any capital expenditure (including obligations under hire-purchase and leasing arrangements) which exceeds £200,000, except to die extent that such expenditure has been specifically provided for in a budget approved by the Board;

(g)	dispose of any asset of a capital nature having a book or market value greater than £200,000;

(h)	establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business;

(i)	make any change to:

(i)	its bankers or the terms of the mandate given to such bankers in relation to its accounts); or

(ii)	any budget approved by the Board; engage any employee or consultant on terms that either his contract cannot be terminated by three months’ notice or less or his basic salary is at the rate of £160,000 per annum or more or increase basic salary of any employee or consultant to more than £160,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will) a basic salary of more than £160,000 per annum;

(k)	vary or make any binding decisions on the terms of employment and service of any director or company secretary of the Company, increase or vary the salary or other benefits of any such officer, or appoint or dismiss any such officer;

(l)	make any loan or advance or give any credit (other than in the ordinary course of business) to any person or acquire any loan capital of any corporate body (wherever incorporated);

(m)	conduct any litigation material to the Company, save for the collection of debts arising in the ordinary course of the business carried on by die Company or any application for an interim injunction or other application or action (including interim defence) which is urgently required in the best interests of the Company in circumstances in which it is not reasonably practicable to obtain prior consent as aforesaid;

(n)	propose or implement any material variation to the Company’s pension scheme or any of the benefits payable to members of the scheme;

(o)	take or agree to take any leasehold interest in or licence over any real property with an annual lease or licence amount of more than £250,000;

(p)	other than where expressly contemplated by this Agreement or the entry into or variation of contracts of employment (including the Service Agreements), enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders or any other person who is a “connected person” with any of its directors or shareholders;

(q)	enter into any material partnership, joint venture or consortium agreement;

(r)	enter into or vary either any materially onerous contract or any other material or major or long term contract (other than in the ordinary course of business); or

(s)	make any gifts or charitable donations above £25,000 in aggregate per annum.

Part 5: Matters requiring Founder Consent

(a)	purchase, buy-in, redeem or reduce (other than pursuant to an existing agreement with a director, employee or consultant of any Group Company which has been disclosed to the Investors) share capital or consolidate or sub-divide share capital;

(b)	propose or pay any dividend or propose or make any other distribution (as defined under sections section 1000 or section 1064 of CTA);

(c)	increase or decrease the maximum or minimum number of directors of the Company set out in the New Articles;

(d)	permit any Group Company to cease to carry on its business or permit any Group Company or its directors (or any one of them) to take any step to wind up any Group Company, save where it is insolvent (within the meaning of section 123 of the Insolvency Act 1986);

(e)	permit any Group Company or its directors (or any one of them) to take any step to place any Group Company into administration (whether by the filing of an administration application, a notice of intention to appoint an administrator or a notice of appointment), permit any Group Company or its directors to enter into any arrangement, scheme, moratorium, compromise or composition with its creditors (whether under Part I of the Insolvency Act 1986 or otherwise) or to apply for an interim order under Part I of the Insolvency Act 1986, or permit any Group Company or its directors to invite the appointment of a receiver or administrative receiver over all or any part of any Group Company’s assets or undertaking;

(f)	negotiate or permit the disposal of shares in the Company amounting to a Share Sale or IPO or negotiate or permit a Disposal;

(g)	offer or grant any registration rights to any shareholder or potential shareholder in the Company that is senior to the registration rights as set out in the Registration Rights Agreement;

(h)	permit any amendment to die New Articles (as adopted on or around the Completion Date) or the passing of any resolution which is inconsistent with the New Articles (as adopted on or around the Completion Date);

(i)	make any material change to the nature of the business as carried on by any Group Company;

(j)	grant options to directors, employees and consultants of any Group Company in excess of the aggregate number set out in clause 7 or amend the Share Option Plan or adopt any new share option plan;

(k)	convert or cause or permit to be converted the whole or any part of any debt of any Group Company which is in existence on the Completion Date (including but not limited to the Existing Loan Notes) into Shares; or

(l)	save as provided in clause 8 or otherwise in this Agreement, permit the removal of a Founder Director.

Schedule 7

Undertakings

(a)	The Board shall be notified as soon as practicable (and in any event within 7 Business Days of receipt of a written offer) after an approach is made to the Company or the Founders by an investor interested in investing in the Company or by a party interested in entering into a Share Sale or Disposal.

(b)	Each Group Company shall take all reasonable action to protect its intellectual property rights and/or other property and assets.

(c)	All new business opportunities relevant to any Group Company shall only be taken up through the Company or a wholly owned subsidiary.

(d)	The Company and, where applicable, each Group Company shall comply with the terms of this Agreement, the New Articles and the Service Agreements.

(e)	The Company shall comply with all applicable laws and regulations and maintain all required licences and consents and shall as soon as reasonably practicable notify the Investors if the Company loses any such licence or consent The Founders shall, so far as it lies within their respective powers to do so, procure that as soon as reasonably practicable upon receiving notice so to do from the Investors, the Company convenes and holds at short notice a general meeting of the Company at such place and’ time as the Investors shall reasonably determine at which any resolution required by the Investors shall be proposed.

(g)	The Board shall ensure that all decisions which are material to any Group Company shall be taken at a properly convened board meeting of the relevant Group Company and all material decisions which are material to the Group as a whole shall be taken at a properly convened board meeting of the Company.

(h)	The Board shall not exercise any discretion pursuant to the Share Option Plan without first obtaining the approval of me remuneration committee.

(i)	Procure that each Group Company shall, at all times keep insured with a reputable insurance office:

(i)	all its assets against such risks and in the manner and to the extent as shall be approved at a properly convened board meeting of that company;

(ii)	itself in respect of any loss, loss of profits and other risks to an extent as shall be approved at a properly convened board meeting of that company, and (iii) (to the extent permitted by law) its directors against any liability incurred by them in the lawful performance of their duties to the extent as shall be approved at a properly convened board meeting of that company.

Schedule 8

The Properties

1. First Floor, 2-8 Balfe Street and 34-45 Caledonian Road, London N1 (lease)

Landlord:	Land & Equity Holdings Limited.

Tenant:	Mimecast Limited.

Term:	10 years from 16 February 2008.

Rent:	From 16 February 2008 until 15 February 2010 - £150,345 per annum;

From 16 February 2010 until 15 February 2013 - £161,910 per annum; and

From 16 February 2013 until the end of the term - such yearly sum as determined in accordance with the rent review (details given below),

2. Second Floor Premises, 2-8 Balfe Sheet and 34-45 Caledonian Road, London N1 (lease)

Landlord:	Land & Equity Holdings Limited.

Tenant:	Mimecast Limited.

Term:	10 years from 6 June 2008.

Rent:	From 9 June 2008 until 5 June 2010 - £87,750 per annum;

From 6 June 2010 until 5 June 2013 - £94,500 per annum; and

From 6 June 2013 until the end of the term - such yearly sum as determined in accordance with the rent review (details given below).

3. Ground Floor and Basement Premises, 4-6 Balfe Street and 34-45 Caledonian Road, London N1 (lease)

Landlord:	Land & Equity Holdings Limited.

Tenant:	Mimecast Limited.

Term:	From 3 July 2009 until and including 15 February 2018.

Rent:	There is an initial rent free period from 3 July 2009 to 4 January 2010.

From 4 January 2010 until 2 April 2010 - £90,000 per annum;

From 3 April 2010 until 2 July 2010 a peppercorn;

From 3 July 2010 until IS February 2013 - £90,900 per annum; and From 16 February 2013 until the end of the term - such yearly sum as determined in accordance with the rent review (details given below).

4. Ground Floor and Basement Promises, 8-10 Balfe Street and 34-45 Caledonian Road, London N1 (lease)

Landlord:	Land & Equity Holdings Limited.

Tenant:	Mimecast Limited.

Term:	From 21 January 2010 until and including 15 February 2018.

Rent:	There is an initial rent free period from 21nd January 2010 and 2nd

May 2010 and a second rent free period from 31 August 2010 until 2nd November 2010.

From 3rd May 2010 until 2nd August 2010 - £60,000 per annum, pro-rated.

From 3rd November 2010 until 15th February 2013- £60,000 per annum.

From 16 February 2013 until the end of the term - such yearly sum as determined in accordance with the rent review (details given below).

5. Basement, ground, first and second floor Premises, 10 Balfe Street and 34-45 Caledonian Road, London N1 (lease)

Landlord:	Land &. Equity Holdings Limited.

Tenant:	Mimecast Limited.

Term:	From 14 July 2012 until and including 15 February 2018.

Rent:	There is an initial rent free period from 14th July 2009 to 4 January 2010

From 5th January 2010 until 15th February 2013 - £100,000 per annum.

From 16 February 2013 until the end of the term - such yearly sum as determined in accordance with the rent review (details given below).

6. Residential dwelling known as 260 Ice Wharf, 17 New Wharf Road, Kingscross, London N1 9RF (general tenancy agreement)

Landlord:	Jonathan M Aldin.

Tenant:	Mimecast Services Limited,

Term:	12 months from 23 March 2012 to and including 22 March 2013.

At any time after a period of 4 months from the date of this agreement the Landlord or Tenant may give not less than two months’ written notice to terminate this agreement.

Rent:	£1,954.98 per month.

7. Third Floor Building #25 (Suite 303) Watch Factory Mill Complex 203 Crescent Street, Waltham, Massachusetts

Landlord:	Watch City Ventures MT LLC.

Tenant:	Mimecast North America Inc.

Term:	62 months from 26 October 2009, option to extend for a further 5 years subject to conditions.

Monthly Base Rent:	CD-RCD $0.00

RCD-2/28/11 $12,250.00

3/12/11-End of Year Lease 1 $19,191.67

Lease Year 2 $19,779.17

Lease Year 3 $20,366.67

Lease Year 4 $20,954.17

Lease Year 5 through Termination $21,541.67

8. Third Floor Building #25 (Suite 303) Watch Factory Mill Complex 203 Crescent Street, Waltham, Massachusetts (Additional Premises for extended floor space; amendment to agreement)

Landlord:	Watch City Ventures MT LLC,

Tenant:	Mimecast North America Inc.

Term:	From July 23 2010 to Terminate in line with the main lease agreement.

Monthly Base Rent	Additional Premises Commencement Date (APCD)- APRCD $0.00

APRCD- End of $12,331.67

Year Lease 1 Lease Year 2 $16,622.92

Lease Year 3 $17,116.67

Lease Year 4 $17,610.42

Lease Year 5 through Termination $18,104.17

9. Units 13 to 15 on the ground floor of Building B Upper Orayston Office (agreement of lease)

Landlord:	City Square Trading 522 (PTY) Limited.

Tenant:	Mimecast South Africa (PTY) Limited.

Term:	1 November 2008 to 31 October 2013

Rent and Service charge (combined and including VAT):	From I November 2008 to 31 October 2009 - R86 636.60;

From 1 November 2009 to 31 October 2010-R94 433.90;

From I November 2010 to 31 October 2011 - R102 932.95;

From 1 November 2011 to 31 October 2012-Rl 12 196.91;

and From 1 November 2012 to 31 October 2013 - R122 294.64.

Deposit:	R228 000.

10. Units 16 to 18 on the first floor of Building B Upper Grayston Office (agreement of lease)

Landlord:	City Square Trading 522 (PTY) Limited.

Tenant:	Mimecast South Africa (PTY) Limited.

Term:	1 November 2010 to 31 October 2013 Rent and From 1 November 2010 to 31 October 2011 - R106 813.88; Service charge From 1 November 2011 to 31 October 2012-Rl 16 427.13; and (combined and From 1 November 2012 to 31 October 2013 -R126 905.58. including VAT):

Deposit:	R93 696.39.

11. Units 20 to 21 on the second floor of Building B Upper Grayson Office (agreement of lease)

Landlord:	City Square Trading 522 (PTY) Limited.

Tenant:	Mimecast South Africa (PTY) Limited.

Term:	1 December 2011 to 31 October 2013

Rent and Service charge (combined and including VAT):	From 1 December 2011 to 31 January 2012 - RO; Service charge

From I February 2012 to 31 October 2012-R72 872.87;

From 1 November 2012 to 31 October 2013 - R79 431.43.

Deposit:	No Deposit

12. Block A, Upper Grayston Office- 4 Parking Bays (104, 105, 95 and 96) (memorandum of agreement of lease)

Landlord:	DAL Agency

Tenant:	Mimecast South Africa (PTY) Limited.

Term:	1 August 2010 to 2 week notice by lessor/lessee

Rent	R500.0C per bay per month

Deposit:	No Deposit

13. Old Warehouse Building, Black River Park, Observatory

Landlord:	Black River Park Investments (PTY) Limited.

Tenant:	Mimecast South Africa (PTY) Limited.

Term:	1 September 2010 to 31 August2013.

Rent:	Rental at R92 per m1 x 296 m2 (9% escalation in March each year)

01.09.2010-31.08.2011 : = R 310 399.92 ex VAT

01.09.2011 - 31.08.2012 : = R 338 270.51 ex VAT

01.09.2012 - 31.08.2013 : = R 368 714.86 ex VAT

14. 500 Howard Street, San Francisco, California

Landlord:	HKS Inc, a Texas Corporation

Tenant:	Mimecast North America, Inc.

Term:	11 Months from 1st May 2012-31st March 2013

Rent:	$6,000 per month

15. 3rd Floor The Pinnacle, Reading, Berkshire RGT 1NH

Head Landlord:	Aviva International Insurance Limited.

Tenant:	Mimecast Service Limited

Term:	16 August 2010 to 15 August 2015

Rent:	£87,542.50

Sub Landlord:	Mimecast Service Limited

Sub Tenant:	Responsys Limited

Term:	9 January 2012 to 15 May 2015

Rent:	£84,778.00

16. New London Offices at City Point

a.	First Demise of the 6th Floor of the budding known as CityPoint, One Ropemaker Street, London, EC2Y 9SS (lease) (approximately 30,000 square feet).

	Landlord:	Sand Services Company (No.2)

	Tenant:	Mimecast Services Limited.

	Guarantor:	Mimecast Limited

	Term:	From and including the date of completion of the lease up to and including 1 December 2019.

	Rent:	There is an initial rent free period of 25 months from 14 September 2012 provided as 10 months’ rent free and 30 months at half rent.

Rent is payable in the amount of £32.50 per square foot

	Rent Review:	Yes on the fifth anniversary of the term commencement date. The review will be upwards only to the market rent on the basis of the usual assumptions and disregards.

b.	Second Demise of the 6[1]’[1] Floor of the building known as CityPoint, One Ropemaker Street, London, EC2Y 9SS (lease) (approximately 10,000 feet).

	Landlord:	Sand Services Company (No.2)

	Tenant:	Mimecast Services Limited.

Guarantor:	Mimecast Limited

Term:	Shall begin 28 months after the completion of the lease for the first demise or at such earlier time agreed by the parties and shall expire on the 1 December 2019.

Rent:	From the term commencement date but a licence fee equivalent to rent, service charge, insurance etc from the earlier of:

• two weeks (or three weeks if reinstatement works are required) from the date the Tenant takes access;

• the date of practical completion of the removal works; and

• the commencement of the fitting out works.

Rent is payable in the amount of £32.50 per square foot.

Rent Review:	Yes – on the same bastes as the First Demise unless the term is less than 5 years in which case the rent review provisions will not apply and will be removed from the engrossed lease.

Schedule 9

Deed of Adherence

THIS DEED is made the [                    ] day of [                    ] by [                    ]

WHEREAS

(A)	By a [transfer]/[subscription for shares] dated [of even date herewith] [ ] [(the “Transferor”) transfer (“the Subscriber”) subscribed for] Preferred Shares/Ordinary Shares of [ ] each in the capital of Mimecast Limited (the “Company”) (together the [“Transferred Shares”/Subscribed Shares”]).

(B)	This Deed is entered into in compliance with the terms of clause [ ] of an agreement dated [ ] made between (1) [name parties to the agreement] and (2) the Company and others (all such terms as are therein defined) (which agreement is herein referred to as the “Investment Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	Words and expressions used in this Deed shall have the same meaning as is given to them in the Investment Agreement unless the context otherwise expressly requires.

2.	The [Transferee]/[Subscriber] hereby agrees to assume the benefit of the rights [of the Transferor] under the Investment Agreement in respect of the [Transferred]/[Subscribed] Shares) in respect of die [Transferred]/[Subscribed] Shares.

3.	The [Transferee]/[Subscriber] hereby agrees to be bound by the Investment Agreement in all respects as if the [Transferred]/[Subscriber] were a party to the Investment Agreement as one of the [Investors and/or Founders and/or Existing Shareholders] and to perform [:

(a)	all the obligations of the Transferor in that capacity thereunder; and

(b)	]all the obligations expressed to be imposed on such a party to the Investment Agreement[;]

[in both cases], to be performed or on or after [the date hereof]

4.	This Deed is made for the benefit of:

(a)	the parties lo the Investment Agreement; and

(b)	any other person or persons who may after the date of the Investment Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Investment Agreement and be permitted to do so by the terms thereof; and this Deed shall be irrevocable without the consent of the Company acting on their behalf in each case only for so long as they hold any Series A Preferred Shares/Series B Preferred Shares/Ordinary Shares in the capital of the Company.

5.	[For the avoidance of doubt nothing in this Deed shall release the Transferor from any liability in respect of any obligations under the Investment Agreement due to be performed prior to[the date of this deed].]

6.	None of the existing parries to the Investment Agreement:

(a)	makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Investment Agreement (or any agreement entered into pursuant thereto); or

(b)	makes any representation or warranty or assumes any responsibility with respect to the content of any information regarding the Company or any member of the group or otherwise relates to the [acquisition]/[subscription] of shares in the Company; or

(c)	assumes any responsibility for the financial condition of the Company [or any Subsidiary] or any other party to the Investment Agreement or any other document or for the performance and observance by the Company or any other party of the Investment Agreement or any other document (save as expressly provided therein); and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded save for the representations, warranties and undertakings contained in the Warranties.

7.	This Agreement and any dispute or claim arising out of, or in connection with, it or its subject matter or formation (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with English taw.

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

Executed as DEED by [Transferor/Subscriber]

Schedule 10

Part 1: Terms of reference for Remuneration Committee

(Adopted by the Board on 28 January 2010)

1.	The Remuneration Committee

The Remuneration Committee:

(a)	is a committee of the board and shall make recommendations to the board on general policy and determine on behalf of the board specific remuneration packages for each of the executive directors;

(b)	is composed of the non-executive directors with a quorum of two;

(c)	has a primary responsibility of reviewing remuneration, in its widest sense (see below) and ensuring that it is adequate for current employees as to suitably tie them into our Company and also of a sufficient level to attract high caliber employees; and

(d)	will meet sufficiently frequently and for long enough to perform its duties effectively.

2.	Membership

2.1	There should be a minimum of 3 members.

2.2	The majority of members, apart from directors’ fees and shareholdings, should be independent of management and free from any involvement which might significantly interfere with their ability to judge matters independently.

2.3	The Company Secretary shall be the committee secretary and proper minutes shall be kept of its proceedings which shall be circulated to all directors of the Company.

3.	Meetings

3.1	Remuneration Committee meetings shall be held not less than once a year.

3.2	Although not a member of the Remuneration Committee, on occasion and for matters not related to himself, the chief executive officer may be invited to attend meetings of the Remuneration Committee and, in any event, shall be consulted by the Remuneration Committee on proposals relating to the remuneration of the other executive directors and of the senior executives of die group.

4.	Chairman

The members of the Remuneration Committee will elect one of the members of the Remuneration Committee to act as Chairman of the Remuneration Committee. The first chairman will be Michael Hedger. The Chairman will be responsible for.

(a)	the preparation of the agenda;

(b)	the timely distribution of the agenda and any supporting papers;

(c)	reporting to the board on issues and decisions made;

(d)	briefing any consultants retained to provide independent advice on market practice (and for which advice a budget should be provided, when necessary).

5.	Remuneration

‘Remuneration’ is not confined simply to salaries and bonuses. It now has a wider definition and includes pension arrangements, share options, Share Save schemes, employees’ share ownership schemes (ESOP’s), Funded Unapproved Retirement Benefit Schemes (FURBS) and anything that is intended as ‘pay’ for any employee. It also includes fringe benefits e.g. Company cars, use of Company premises for living purposes and so on. Many of these matters will be covered in service agreements but the Remuneration Committee should determine not only the Company’s overall policy but also appropriate individual cases. Policy will also involve the purpose of objective of remuneration.

6.	Authorisation

6.1	The Remuneration Committee shall be authorised to take such external advice as it shall consider appropriate to determine the remuneration, terms of service and incentives of the executive directors.

6.2	The Remuneration Committee shall have no authority in relation to the remuneration of the non-executive directors.

7.	Duties

7.1	The Remuneration Committee shall have regard to and shall comply with the Combined Code on corporate governance relating to remuneration committees or remuneration of directors, so far as practicable for a Company of the size and nature as the Company, and shall also have regard to any authoritative best practice guidelines for remuneration committees published from time to time.

7.2	The Remuneration Committee shall:

(a)	review and determine on behalf of the board specific remuneration and incentive packages for each of the Company’s executive directors (including pension rights and any compensation payments) to ensure that the executive directors are fairly rewarded for their individual contributions to the Company’s overall performance; the review of remuneration and incentive packages should be both on appointment and on each occasion that changes to those packages are proposed;

(b)	keep under review the remuneration and all other benefits of all executive directors and senior executives and managers;

(c)	in determining the remuneration and incentive packages of individual executive directors, the Remuneration Committee should:

(i)	provide the packages needed to attract, retain and motivate executive directors of the quality required but should avoid paying more than is necessary for this purpose;

(ii)	judge where to position the Company relative to other companies, the Remuneration Committee should be aware of what comparable companies are paying and should take account of relative performance - but the Remuneration Committee should use such comparisons with caution, in view of the risk that they can result in an upward ratchet of remuneration levels with no corresponding improvement in performance;

(iii)	be sensitive to the wider scene, including pay and employment conditions elsewhere in the group especially when determining annual salary increases;

(iv)	include performance-related elements of remuneration as a significant proportion of the total remuneration packages and those elements should be designed to align the interests of executive directors with those of shareholders and give keen incentives to perform at the highest levels; and

(v)	in designing schemes of performance related remuneration, follow the provisions in Schedule A to the Combined Code on corporate governance, so far as practicable to the Company given its size and nature; make recommendations from time to time to the board on the introduction, variation or discontinuance of all forms of reward to the same persons, whether in case or kind and on the Company’s framework of executive remuneration generally and its cost, exercise the power to take advice from any person it may deem necessary to help the Remuneration Committee to achieve then-purpose and objectives; continually review, investigate, report upon and recommend as appropriate all forms of reward that might be applicable including share options, pension schemes, ESOPs, FURBS and so on; operate and administer the Company’s share option and share incentive schemes in accordance with the respective rules thereof, the Remuneration Committee shall make recommendations to the board as to any adjustments to the terms of such schemes and as to proposals intended for submission to shareholders in relation to such schemes;

(h)	review the design of remuneration structures, levels of pay, incentives and fringe benefits;

(i)	be responsible for reporting to the Company’s shareholders, on behalf of the board, in relation to remuneration policies applicable to the Company’s executive directors, drawing attention to factors specific to the Company; in preparing or making any such report the Remuneration Committee shall follow the provisions set out in Schedule B to the Combined Code on corporate governance;

(j)	review procedures for the identification, training, remuneration and career development of all executives, senior and junior who aspire to and may be expected to hold the most senior posts with clear policies for their encouragement; and

7.3	The Remuneration Committee shall also consider such other topics as are defined by the board from time to time.

References in these terms of reference to “senior executives of the group” shall mean the Chief Executive Officer and his direct reports.

Part 2: Terms of reference for Audit Committee

(Adopted by the Board on 28 January 2010)

1.	The Audit Committee

The Audit Committee:

(a)	is a committee of the board and shall make recommendations to the board which retains the right of final decision;

(b)	is composed of the non-executive directors with a quorum of two;

(c)	has die primary responsibility of reviewing the financial statements and the accounting principles and practice underlying them, liaising with the external and internal auditors and reviewing the effectiveness of internal controls; and

(d)	will meet at least once a year but sufficiently frequently and for long enough to perform its duties effectively.

2.	Main role and responsibilities

The main role and responsibilities of the Audit Committee are to:

(a)	monitor the integrity of the financial statements of the Company and any formal announcements relating to the Company’s financial performance, reviewing significant financial reporting judgements contained in them;

(b)	review the Company’s internal financial controls and, unless expressly addressed by a separate board risk committee composed of independent directors or by the board itself, the Company’s internal control and risk management systems;

(c)	monitor and review the effectiveness of the Company’s internal audit function; if applicable

(d)	make recommendations to the board, for it to put to the shareholders for their approval in general meeting, in relation to the appointment of the external auditor and to approve the remuneration and terms of engagement of the external auditor;

(e)	review and monitor the external auditor’s independence and objectivity and the effectiveness of the audit process, taking into consideration relevant UK professional and regulatory requirements;

(f)	develop and implement policy on the engagement of the external auditor to supply non-audit services, taking into account relevant ethical guidance regarding the provision of non-audit services by the external audit firm; and

(g)	report to the Board, identifying any matters in respect of which it considers that action or improvement is needed.

3.	Membership

3.1	There should be a minimum of 3 members.

3.2	The majority of members, apart from directors’ fees and shareholding, should be independent of management and free from any involvement which might significantly interfere with their ability to judge matters independently.

3.3	The Company Secretary shall be the committee secretary and proper minutes shall be kept of its proceedings which shall be circulated to all directors of the Company, and, if the Audit Committee so chooses, to the Company’s external auditor.

4.	Meetings

4.1	Audit Committee meetings shall be held not less than two limes a year, to discuss general audit matters, me annual report and statements. The external auditor may request a meeting if they consider that one is necessary.

4.2	The external auditor, the chief financial officer and the financial controller of the Company should normally attend meetings of the Audit Committee without being members.

4.3	Other executive directors of the Company may attend meetings by invitation of the Audit Committee, without being members.

5.	Chairman

The members of the Audit Committee will be responsible for electing one of the members of the Audit Committee to act as Chairman. The first chairman of the Audit Committee shall be Christopher FitzGerald. The Chairman will be responsible for

(a)	the preparation of the agenda;

(b)	the timely distribution of the agenda and any supporting papers; (c) reporting to the board on issues and decisions made;

6.	Authorisation

6.1	The Audit Committee is authorised by die board to investigate any activity within its terms of reference. It is authorised to seek any information it requires from any employee and all employees will be directed by the board to co-operate with any request made by the Audit Committee.

6.2	The Audit Committee is authorised by the board to obtain outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary. This authority is subject only to the requirement that independent advice is sought at a reasonable cost commensurate with the matter under review.

7.	Duties

The duties of the Audit Committee shall be as follows.

7.1	External reporting

(a)	Review the interim and final financial statements before submission to the board, focusing particularly on:

(i)	any change in accounting policies and practices;

(ii)	any major judgemental areas;

(iii)	any significant adjustments resulting from the audit;

(iv)	the going concern assumption;

(v)	compliance with accounting standards;

(vi)	compliance with applicable regulatory and legal requirements; and

(vii)	compliance with best practice in the area of corporate governance.

(b)	Review the annual report in its entirety.

(c)	Review me summary financial reports.

(d)	Review circulars issued in respect of takeovers, defences against takeovers and other major non-routine transactions.

(e)	Review press statements and advertisements relating to financial matters prior to their issue.

7.2	External auditor

(a)	Consider die appointment of the external auditor and any questions of resignation or dismissal.

(b)	Review the proposed audit fee and keep under review the scope and results of the audit and its cost effectiveness.

(c)	Prior to the audit commencing, discuss the nature, scope and timing with the external auditor and ensure co-ordination where more than one audit firm is involved.

(d)	Discuss any problems and reservations arising with the interim and final accounts audits and any matters the auditor may wish to raise.

(e)	Discuss the meaning and significance of audited figures and any notes thereto.

(f)	Review the external auditors’ evaluation of the Company’s internal controls, the management letter and the management’s response.

(g)	Review any factors that might impair, or be perceived to impair, the external auditor’s independence and objectivity. Where the auditor also supplies a substantial volume of non-audit services to the Company, keep the nature and extent of such services under review, seeking to balance the maintenance of objectivity and value for money.

(h)	Arbitrate in any disputes between the auditors and management.

(i)	Consider periodically an assessment by the external auditor of the quality of accounting and finance personnel in the group.

7.3	Other matters

(a)	Enquire into illegal, questionable or unethical activities.

(b)	Adherence of officials to the corporate code of conduct.

(c)	Review any significant transactions outside the Company’s normal business.

(d)	Initiate special projects or investigations on any matter within its term of reference.

(c)	Review the efforts of the Company to comply with social and environmental obligations.

(f)	Ensure that the board, and especially the non-executive directors, receive timely relevant and reliable information, tailored to assist them with monitoring the business and taking important decisions.

(g)	Consider from time to time appointing a “risk sub-committee” and (with any risk sub-committee) to keep abreast of all changes made to the group’s system of internal controls and to follow up on areas which require improvement.

(h)	Consider other topics as defined by the board front time to time.

Schedule 11

Agreed Form Documents

1.	Accounts

2.	Board and shareholder resolutions of the Company

3.	Disclosure Letter

4.	Employee Information Table

5.	Existing Loan Note Schedule

6.	Management Accounts

7.	Management Rights Letter

8.	New Articles

9.	Registration Rights Agreement

10.	Director Indemnification Agreements

11.	Cash Offer (including Acceptance and Authority)

APPENDIX

Pre-Completion Capitalisation Table

ATTESTATIONS

EXECUTED and DELIVERED as a DEED	)
by INSIGHT VENTURE PARTNERS VII, L.P.	)
By: its General Partner	)
Insight Venture Associates VII, L.P.	)	/s/ illegible
By: its General Partner	)
Insight Venture Associates VII, Ltd.	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INSIGHT VENTURE PARTNERS (CAYMAN))
VII, L.P.	)
By: its General Partner	)
Insight Venture Associates VII, L.P.	)	/s/ illegible
By: its General Partner	)
Insight Venture Associates VII, Ltd.	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INSIGHT VENTURE PARTNERS VII	)
(CO-INVESTORS), L.P.	)
By: its General Parmer	)
Insight Venture Associates VII, L.P.	)	/s/ illegible
By: its General Partner	)
Insight Venture Associates VII, Ltd.	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INSIGHT VENTURE PARTNERS	)
(DELAWARE) VII, L.P.	)
By: its General Parmer	)
Insight Venture Associates VII, L.P.	)	/s/ illegible
By: its General Partner	)
Insight Venture Associates VII, Ltd.	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INSIGHT VENTURE PARTNERS	)
COINVESTMENT FUND II, LL.P.	)
By: its General Partner	)
Insight Venture Associates Coinvestment II, L.P.	)	/s/ illegible
By: its General Partner	)
Insight Holdings Group, LLC	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INDEX VENTURES V (JERSEY), L.P.	)	/s/ Paul Willing
By: its Managing General Partner:	)
Index Venture Associates V Limited	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by INDEX VENTURES V PARALLEL	)
ENTREPRENEUR FUND (JERSEY), L.P.	)	/s/ Paul Willing
By: its Managing General Partner:	)
Index Venture Associates V Limited	)	Director / Authorised Signatory

EXECUTED and DELIVERED as a DEED	)
by YUCCA PARTNERS LP JERSEY	)
BRANCH	)
By: Ogier Employee Benefit	)
Services Limited in its capacity as administrator	)	/s/ illegible
of the Index Co-Investment Scheme as	)
Authorised Signatory of Yucca Partners LP	)	Director / Authorised Signatory
	)	Employee Benefit
	)	Services Limited

EXECUTED and DELIVERED as a DEED	)	/s/ Norman Fiore
By DAWN ENTERPRISE CAPITAL	)	Authorised Signatory
FUND LP acting by its general partner	)
DAWN CAPITAL LLP	)	/s/ Haakon Overli
)
	)	Authorised Signatory

EXECUTED and DELIVERED as a DEED	)	/s/ Vincent McCartney
By DAWN MIMECAST	)	Director
HOLDINGS LIMITED	)
	)	/s/ Karen Bell
)
	)	Director/Secretary

EXECUTED and DELIVERED as a DEED		)	/s/ Vincent McCartney
By DAWN MIMECAST		)	Director
(II) HOLDINGS LIMITED		)
		)	/s/ Karen Bell
)
		)	Director/Secretary

EXECUTED and DELIVERED as a DEED		)	/s/ illegible
By OSPREY HEIGHTS LIMITED		)	Director
)
)
)
		)	Director/Secretary

SIGNED as a DEED and DELIVERED		)	/s/ Peter Bauer
by PETER BAUER in the		)
witness signature	/s/ Mark Bilbe	)
witness name	Mark Bilbe
witness address
witness occupation	General Manager, Mimecast USA

SIGNED as a DEED and DELIVERED		)	/s/ Neil Murray
by NEIL MURRAY in the		)
witness signature	/s/ Peter Campbell	)
witness name	Peter Campbell
witness address
witness occupation	Chartered Accountant

EXECUTED and DELIVERED as a DEED		)
By BUTTERWORTH TRUST		)

		)	/s/ Graeme Harker

Trustee

)

		)	Trustee

SIGNED as a DEED and DELIVERED			/s/ Roger Fullerton
by ROGER FULLERTON in the		)
presence of:		)
witness signature	/s/ Isabel Gordon-Szabo
witness name	Isabel Gordon-Szabo
witness address
witness occupation	Hair Stylist

SIGNED as a DEED and DELIVERED		)	/s/ James Espey
by JAMES ESPEY in the		)
presence of:		)
witness signature	/s/ Catarina Montero
witness name	Catarina Montero
witness address
witness occupation	Marketing Manager

SIGNED as a DEED and DELIVERED		)	/s/ Mark Bilbe
by MARK BILBE in the		)
presence of:		)
witness signature	/s/ Hylton Southey
witness name	Hylton Southey
witness address
witness occupation	Sales

EXECUTED and DELIVERED as a DEED		)	/s/ CF FitzGerald
By MIMECAST LIMITED		)	Director
)
		)	/s/ Peter Campbell
		)	Director/Secretary